Filed Pursuant to Rule 424(b)(2)
Registration No. 333-183639

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 18, 2013)

9,750,000 Shares

Nordic American Tankers Limited

COMMON SHARES

Nordic American Tankers Limited is offering for sale 9,750,000 of its common shares.

Our common shares are listed on the New York Stock Exchange, or NYSE, under the symbol “NAT.” On April 1, 2013, the closing price of our common shares on the New York Stock Exchange was $11.02 per share.

Investing in our common shares involves a high degree of risk. See the sections entitled “Risk Factors” on page S-8 of this prospectus supplement and in our annual report for the fiscal year ended December 31, 2012, filed on March 19, 2013 and incorporated herein by reference.

We have granted the underwriters a 30-day option to purchase up to 1,462,500 additional shares.

	Per Share	Total
Public Offering Price	$9.60	$93,600,000
Underwriting Discount	$0.48	$4,680,000
Proceeds	$9.12	$88,920,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these common shares or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters are offering the common stock as set forth under the section of this prospectus supplement entitled “Underwriting.” The underwriters expect to deliver the shares to purchasers on or about April 5, 2013.

MORGAN STANLEY

DNB Markets	Skandinaviska Enskilda Banken	Pareto Securities

April 2, 2013

Nordic Zenith

Nordic Freedom

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IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, common shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of our common shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this prospectus and the documents incorporated by reference in this prospectus may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements, which include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The factors discussed under the caption “Risk Factors” and matters discussed elsewhere in this prospectus and in the documents incorporated by reference in this prospectus could cause actual results to differ materially from those discussed in the forward-looking statements.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the common shares offered by this prospectus in any jurisdiction where action for that purpose is required. The common shares offered by this prospectus may not be offered or sold, directly or indirectly, nor

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may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 and the Exchange Control Act 1972, and related regulations of Bermuda which regulate the sale of securities in Bermuda. In addition, specific permission is required from the Bermuda Monetary Authority, or the BMA, pursuant to the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of securities of Bermuda companies, other than in cases where the BMA has granted a general permission. The BMA in its policy dated June 1, 2005 provides that where any equity securities, including our common shares, of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of a company from and/or to a non-resident, for as long as any equities securities of such company remain so listed. The NYSE is deemed to be an appointed stock exchange under Bermuda law.

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PROSPECTUS SUPPLEMENT SUMMARY

This section summarizes some of the information that is contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. As an investor or prospective investor, you should review carefully the entire prospectus supplement and the accompanying prospectus, any free writing prospectus that may be provided to you in connection with the offering of the common shares and the information incorporated by reference in this prospectus supplement and the accompanying prospectus, including the sections entitled “Risk Factors” included on page S-7 of this prospectus supplement and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, filed on March 19, 2013.

In this prospectus supplement, “we,” “us,” “our,” “the Company” and “NAT” all refer to Nordic American Tankers Limited. Terms used in this prospectus supplement will have the meanings described in the base prospectus, unless otherwise specified. The common shares offered by this prospectus supplement include the related preferred stock purchase rights. Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriters’ option to purchase up to additional 1,462,500 shares is not exercised.

Our Company

Nordic American Tankers Limited was formed on June 12, 1995 under the laws of the Island of Bermuda. We were formed for the purpose of acquiring and chartering double-hull tankers. We are an international tanker company that currently owns 20 Suezmax tankers. In addition, we have entered into a preliminary agreement to acquire a modern double-hull Suezmax tanker which is expected to be delivered to us by May 2013. In the autumn of 2004, we had three vessels; at the end of 2005 we had eight vessels; and at the end of 2006 we had 12 vessels. At the end of 2009 and 2010 we operated 15 vessels. We expect that the expansion process will continue over time and that more vessels will be added to our fleet.

We describe the “Nordic American System” as follows:

•

It is essential for Nordic American to have an operating model that is sustainable in both a weak and a strong tanker market, which we believe differentiates Nordic American from other publicly traded tanker companies. The Nordic American System is transparent and predictable. As a general policy, we have a conservative risk profile. Our dividend payments are important for our shareholders, and at the same time we recognize the need to expand our fleet under conditions advantageous to us.

•

We attempt to maximize cash flows by employing all of our vessels in the spot market through the Orion Tanker Pool which increases the efficiency and utilization of the fleet. We believe the spot market gives better earnings than the time charter market over time.

•

Growth is a central element of the Nordic American System. It is essential that we grow accretively, which means that over time our transportation capacity increases more percentage wise than our share count.

•

Nordic American has one type of vessel only—the Suezmax vessel. This type of vessel can carry one million barrels of oil. The Suezmax vessel is highly versatile, able to be utilized on most long-haul trade routes. A homogenous fleet streamlines operating and administration costs, which helps keep our cash-breakeven point low.

•

We believe the valuation of NAT in the stock market should not be based upon net asset value (“NAV”), a measure that only is linked to the steel value of our ships. We have our own ongoing system value with a homogenous fleet.

•

As a general principle, we pay our dividend from cash on hand. We have a cash break-even level of about $12,000 per day per vessel, which we consider low in the industry. The cash break-even rate is the amount of average daily revenue our vessels would need to earn in the spot tanker market in order to cover our vessel operating expenses, cash general and administrative expenses, interest expense and all other cash charges.

The 20 vessels we currently operate average approximately 156,000 dwt each. We chartered all of our operating vessels in the spot market pursuant to a cooperative arrangement with Gemini Tankers LLC in 2011, until November 24, 2011, at which time we entered into a spot market arrangement with Orion Tankers Ltd. In 2012, we chartered all of our operating vessels into a spot market arrangement with Orion Tankers Ltd.

Our current fleet consists of 20 modern double-hull Suezmax tankers. All of our vessels are employed in the spot market. In addition, we have entered into a preliminary agreement to acquire a modern double-hull Suezmax tanker, which is expected to be delivered to us by May 2013. The following table provides information regarding our vessels.

Vessel	Yard	Built	Deadweight Tons	Delivered to us
Nordic Harrier	Samsung	1997	151,459	August 1997
Nordic Hawk	Samsung	1997	151,475	October 1997
Nordic Hunter	Samsung	1997	151,401	December 1997
Nordic Voyager	Dalian New	1997	149,591	November 2004
Nordic Fighter	Hyundai	1998	153,328	March 2005
Nordic Freedom	Daewoo	2005	159,331	March 2005
Nordic Discovery	Hyundai	1998	153,328	August 2005
Nordic Saturn	Daewoo	1998	157,331	November 2005
Nordic Jupiter	Daewoo	1998	157,411	April 2006
Nordic Moon	Samsung	2002	160,305	November 2006
Nordic Apollo	Samsung	2003	159,998	November 2006
Nordic Cosmos	Samsung	2003	159,999	December 2006
Nordic Sprite	Samsung	1999	147,188	February 2009
Nordic Grace	Hyundai	2002	149,921	July 2009
Nordic Mistral	Hyundai	2002	164,236	November 2009
Nordic Passat	Hyundai	2002	164,274	March 2010
Nordic Vega	Bohai	2010	163,940	December 2010
Nordic Breeze	Samsung	2011	158,597	August 2011
Nordic Aurora	Samsung	1999	147,262	September 2011
Nordic Zenith	Samsung	2011	158,645	November 2011
Nordic Future	Daewoo	2013	157,787	Expected by May 15, 2013

The commercial and technical management of our vessels is handled by third-party companies under the supervision of Scandic American Shipping Ltd. (the “Manager”).

The ship management firm of V.Ships Norway AS provides technical management services for 15 of the vessels in our fleet. The ship management firm of Columbia Shipmanagement Ltd., Cyprus provides technical management services to four of the vessels in our fleet. In addition, the ship management firm of Hellespont Shipmanagement GmBH & Co. KG will provide technical management services to two of our vessels following the delivery of our 21st vessel.

The compensation under the commercial and technical management agreements is in accordance with industry standards.

First Quarter Results

Spot market rates for Suezmax tankers continues to be weak. The average daily spot market rate earned for our vessels during the first quarter of 2013 is expected to be similar to what we earned in the fourth quarter of 2012. Based on the rates achieved in the first quarter, we expect earnings per share in the first quarter of 2013 to be slightly lower than earnings per share in the fourth quarter of 2012 excluding the $12 million impairment charge taken in the fourth quarter, or $-0.39 per share.

We anticipate declaring a dividend in respect of the first quarter 2013 in mid-April 2013. The shares sold in this offering will receive that dividend.

Other Recent Developments

In October 2010, Nordic Harrier was redelivered from a long-term bareboat charter agreement to us, and went directly into drydock for repair. The drydock period lasted until the end of April 2011. The vessel had not been technically operated according to sound maintenance practices by Gulf Navigation Company LLC, and the vessel’s condition on redelivery to us was far below the contractual obligation of the charterer. All expenses related to the drydock period were paid as of September 30, 2011. We have sought compensation for these expenses, but have not been able to reach an agreement with the charterer. Arbitration procedures have commenced and are expected to be heard in 2013.

We paid a dividend of $0.30 per share to shareholders for each of the first three quarters of 2012 and $0.16 per share for the fourth quarter of 2012.

In October 2012, we entered into a new $430 million revolving credit facility. The banking group consists of DNB Bank ASA, Nordea Bank Norge ASA and Skandinaviska Enskilda Banken. See “2012 Credit Facility” below.

In November 2012, we announced that one of our vessels was detained for a short while in a U.S. port. The vessel was released in early December 2012 and was redeployed in the spot market. We have been advised by U.S. authorities that the Company is not being investigated or charged.

In November 2011, the Orion Tankers pool was established with Orion Tankers Ltd. as pool manager. This company was equally owned by us and Frontline Ltd. (NYSE:FRO). In mid-November 2011, our vessels were transferred from the Gemini Tankers LLC arrangement to the Orion Tankers pool. In September 2012, it was agreed that Frontline would withdraw its nine Suezmax tankers from the Orion pool during the fourth quarter of 2012. The withdrawal of these vessels was completed effective November 5, 2012. Effective January 2, 2013, we acquired Frontline Ltd.’s shares in Orion Tankers Ltd. at its nominal book value as of December 31, 2012, after which Orion Tankers Ltd. became a wholly-owned subsidiary of the Company.

Effective January 10, 2013, we acquired 100% of the shares of the Manager from a company owned by our Chairman and Chief Executive Officer, Mr. Herbjørn Hansson, and his family. On January 10, 2013, the Manager became a wholly-owned subsidiary of the Company. In connection with the purchase of the Manager, we issued 1,910,112 shares to a company controlled by our Chairman and Chief Executive Officer, Mr. Herbjørn Hansson. In addition to gaining full direct control of the Manager’s operations, we will no longer be obligated to maintain the Manager’s ownership of our common shares at 2%. The restricted common shares previously issued as per the Management Agreement and the restricted common shares issued to the Manager under the 2011 Equity Incentive Plan were not part of the transaction.

Effective January 10, 2013, Board of Directors amended the requirements for the 174,000 shares allocated to the Manager under the 2011 Equity Incentive Plan so that these shares were no longer restricted.

On March 20, 2013, we announced that we had entered into a preliminary agreement to acquire our twenty-first vessel, a modern double-hull Suezmax tanker delivered from a shipbuilder in South Korea earlier this year. The agreed purchase price is in the region of $55 million. This first-class vessel is expected to be delivered to us no later than May 15, 2013. The acquisition will be financed from net proceeds of this offering, cash on hand or borrowings under the 2012 Credit Facility.

2012 Credit Facility

On October 26, 2012, we entered into a $430 million revolving credit facility with a syndicate of lenders in order to refinance the 2005 Credit Facility, fund future vessel acquisitions and for general corporate purposes (the “2012 Credit Facility”). Amounts borrowed under the 2012 Credit Facility bear interest at an annual rate equal to LIBOR plus a margin, and we pay a commitment fee, which is a percentage of the applicable margin on any undrawn amounts. The 2012 Credit Facility matures in late October 2017. The 2012 Credit Facility contains provisions that relate to the value of our fleet as compared to the amount drawn, and the current availability for drawing is dependent on the value of our fleet.

Borrowings under the 2012 Credit Facility are secured by first priority mortgages over our vessels and assignments of earnings and insurance. Under the 2012 Credit Facility, we are subject to certain covenants requiring among other things, the maintenance of (i) a minimum amount of equity; (ii) a minimum equity ratio; (iii) a minimum level of liquidity; and (iv) positive working capital. The 2012 Credit Facility also includes customary events of default including non-payment, breach of covenants, insolvency, cross defaults and no material adverse changes. We are permitted to pay dividends in accordance with our dividend policy as long as it is not in default under the 2012 Credit Facility. The finance costs of $6.1 million incurred in connection with the refinancing of the 2012 Credit Facility are deferred and amortized over the term of the 2012 Credit Facility on a straight-line basis.

As of the date of this prospectus, we had $250 million outstanding under the 2012 Credit Facility. We are currently in compliance with our loan covenants under the 2012 Credit Facility. Cash on hand was $16.6 million as of March 31, 2013.

Industry Developments

The outlook for the world economy is uncertain. Seaborne imports of crude oil into the United States remain at a low level. Currently, spot tanker market rates are relatively low compared to their historical averages. Unemployment is of particular concern in the United States, and European economies are struggling with debt burdens and problems in the banking sector. The economies of the Far East generally show continuing growth, which is positive for the tanker industry. Chinese crude oil imports increased 6% during the period from January through December 2012 relative to the same period of 2011. At the current pace, annual crude oil imports into China will total a new record high. Tanker market, spot and time charter equivalent rates are also affected by newbuildings that enter the market, increasing the global supply of vessels.

Spot market rates for Suezmax tankers are very volatile. The average spot market rate for modern Suezmax tankers as reported by Imarex for the period January 1 through March 28, 2013 was $12,415.

As a matter of policy, we do not attempt to predict future spot rates. The average daily gross rate for our spot vessels was about $10,700 per day during the fourth quarter of 2012, compared with a gross rate of $10,700 per day during the third quarter of 2012 and a gross rate of $12,000 per day in the fourth quarter of 2011. In a low spot market vessels may be waiting to get a cargo, while in a more robust market environment waiting days are minimized.

In a weak tanker market, the speed of our vessels is much lower on ballast voyages than in a stronger market. To save bunker fuel, some vessels engage in “slow steaming” and travel as slowly as about 8 knots in ballast depending upon the technical features of the vessel. We have installed fuel saving equipment on our vessels.

The graph below shows the average yearly spot rates from 2000 to March 2013, as reported by R.S. Platou Economic Research a.s. The daily rates as reported by shipbrokers and by Imarex may vary significantly from the actual rates we achieve in the market, but these rates are, in general, an indication of the level of the market and its direction.

The Offering

Common shares offered by this prospectus supplement	9,750,000 common shares (or 11,212,500 common shares, assuming full exercise of the underwriters’ option to purchase additional shares).

Common shares to be outstanding immediately after this offering	64,575,751 common shares (or 66,038,251 common shares, assuming full exercise of the underwriters’ option to purchase additional shares).

Rights Plan	Each common share offered hereby is being offered with one preferred share purchase right. See “Description of Capital Stock—Stockholder Rights Plan.”

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting estimated expenses relating to this offering, will be approximately $88.3 million, assuming no exercise of the option to purchase additional shares granted to the underwriters, or $101.7 million, assuming full exercise of the option to purchase additional shares. The net proceeds of the offering are expected to be used to pay for acquisitions under our expansion program, including the Nordic Future, and for general corporate purposes. We refer you to the section entitled “Use of Proceeds.”

New York Stock Exchange Symbol	“NAT”

Risk Factors:	Investing in our common shares involves risks. You should carefully consider the risks discussed under the caption “Risk Factors” in this prospectus supplement and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, filed on March 19, 2013, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, and under the caption “Risk Factors” or any similar caption in the documents that we subsequently file with the Securities and Exchange Commission, or the Commission, that are incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that you may be provided in connection with the offering of common shares pursuant to this prospectus supplement and the accompanying prospectus.

Conflicts of Interest	We may use 5% or more of the net proceeds of this offering to repay indebtedness owed by us to affiliates of the underwriters. Accordingly, the offering will be conducted in accordance with the Financial Industry Regulatory Authority (“FINRA”) Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required, because a bona fide public market exists in the shares, as that term is defined in the rule.

The number of shares to be outstanding after this offering is based on 54,825,751 common shares issued and outstanding as of April 1, 2013 and excludes (i) 1,664,450 common shares that may be issued under our Dividend Reinvestment and Direct Stock Purchase Plan; and (ii) the underwriters’ option to purchase up to additional shares. See “Underwriting.”

Summary Financial Information

The following historical financial information should be read in conjunction with our audited financial statements and related notes filed with the Securities and Exchange Commission as part of our Annual Report on Form 20-F on March 19, 2013 and incorporated by reference herein.

	Year ended December 31,
All figures in thousands of USD	2012	2011	2010
Voyage revenue	130,682	94,787	126,416
Voyage expenses	(38,670)	(14,921)	—
Vessel operating expenses—excl. depreciation expense presented below	(63,695)	(54,859)	(47,113)
General & administrative expenses	(14,700)	(15,394)	(15,980)
Loss on Contract	—	(16,200)	—
Impairment Loss on Vessel	(12,030)	—	—
Depreciation	(69,219)	(64,626)	(62,545)

Net operating income	(69,902)	(71,213)	788

Interest income	357	1,187	632
Interest expense	(5,854)	(2,130)	(1,971)
Other financial (expense) income	207	(142)	(248)

Total other expenses	(5,290)	(1,085)	(1,587)

Net income	(73,192)	(72,298)	(809)

	2012	2011	2010
Basic earnings per share	(1.39)	(1.53)	(0.02)
Diluted earnings per share	(1.39)	(1.53)	(0.02)
Cash dividends paid per share	1.20	1.15	1.70
Basic weighted average shares outstanding	52,547,623	47,159,402	46,551,564
Diluted weighted average shares outstanding	52,547,623	47,159,402	46,551,564

Other financial data:
Net cash from operating activities	(567)	(12,163)	57,752
Dividends paid	63,497	54,273	79,728

Selected Balance Sheet Data (at period end):
Cash and cash equivalents	55,511	24,006	17,221
Total assets	1,085,624	1,125,385	1,083,083
Total debt	250,000	230,000	75,000
Common stock	529	473	469
Total Shareholders’ equity	809,383	867,563	992,955

RISK FACTORS

Investing in our common shares involves risks. You should carefully consider the risks set forth below and discussed under the caption “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, filed on March 19, 2013, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, and under the caption “Risk Factors” or any similar caption in the documents that we subsequently file with the Commission that are incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that you may be provided in connection with the offering of common shares pursuant to this prospectus supplement and the accompanying prospectus.

If the United States Internal Revenue Service were to treat us as a “passive foreign investment company,” that could have adverse tax consequences for United States shareholders.

A foreign corporation is treated as a “passive foreign investment company,” or PFIC, for United States federal income tax purposes, if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of passive income. For purposes of these tests, cash is treated as an asset that produces passive income, and passive income includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. Income derived from the performance of services does not constitute passive income. United States shareholders of a PFIC may be subject to a disadvantageous United States federal income tax regime with respect to the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

We believe that we ceased to be a PFIC beginning with the 2005 taxable year. Based on our current and expected future operations, we believe that we are not currently a PFIC, nor do we anticipate that we will become a PFIC for any future taxable year. As a result, non-corporate United States shareholders should be eligible to treat dividends paid by us in 2006 and thereafter as “qualified dividend income” which is subject to preferential tax rates.

We expect to derive more than 25% of our income each year from our spot chartering or time chartering activities. We also expect that more than 50% of the value of our assets will be devoted to our spot chartering and time chartering. Therefore, since we believe that such income will be treated for relevant United States federal income tax purposes as services income, rather than rental income, we have taken, and will continue to take, the position that such income should not constitute passive income, and that the assets that we own and operate in connection with the production of that income, in particular our vessels, should not constitute assets that produce or are held for the production of passive income for purposes of determining whether we are a PFIC in any taxable year.

There is, however, no direct legal authority under the PFIC rules addressing our method of operation. We believe there is substantial legal authority supporting our position consisting of case law and United States Internal Revenue Service, or IRS, pronouncements concerning the characterization of income derived from time charters and voyage charters as services income rather than rental income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. Accordingly, no assurance can be given that the IRS or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of our operations.

If the IRS or a court of law were to find that we are or have been a PFIC for any taxable year beginning with the 2005 taxable year, our United States shareholders who owned their shares during such year would face adverse United States federal income tax consequences and certain information reporting obligations. Under the PFIC rules, unless those United States shareholders made or make an election available under the Internal Revenue Code of 1986, as amended (the “Code”) (which election could itself have adverse consequences for such United States shareholders), such United States shareholders would be subject to United States federal income tax at the then highest income tax rates on ordinary income plus interest upon excess distributions (i.e., distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the United States shareholder’s holding period for our common shares) and upon any gain from the disposition of our common shares, as if the excess distribution or gain had been recognized ratably over the United States shareholder’s holding period of our common shares. In addition, non-corporate United States shareholders would not be eligible to treat dividends paid by us as “qualified dividend income” if we are a PFIC in the taxable year in which such dividends are paid or in the immediately preceding taxable year.

If the tanker industry, which historically has been cyclical, is depressed in the future, our earnings and available cash flow may decrease.

The tanker industry is both cyclical and volatile in terms of charter rates and profitability. Spot market rates are still relatively low compared to the rates achieved in the years preceding the global financial crisis. Fluctuations in charter rates and tanker values result from changes in the supply and demand for tanker capacity and changes in the supply and demand for oil and oil products.

The factors affecting the supply and demand for tankers have been volatile and are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable.

The factors that influence demand for tanker capacity include:

•	demand for oil and oil products,

•	supply of oil and oil products,

•	regional availability of refining capacity,

•	regional imbalances in production/demand,

•	global and regional economic and political conditions, including developments in international trade and fluctuations in industrial and agricultural production,

•	the distance oil and oil products are to be moved by sea,

•	changes in seaborne and other transportation patterns, including changes in the distances over which oil and oil products are transported by sea,

•	new pipeline construction and operation,

•	weather and acts of God and natural disasters, including hurricanes and typhoons,

•	environmental and other legal and regulatory developments,

•	currency exchange rates,

•	competition from alternative sources of energy and from other shipping companies and other modes of transportation, and

•	international sanctions, embargoes, import and export restrictions, nationalizations, piracy and wars.

The factors that influence the supply of tanker capacity include:

•	current and expected purchase orders for tankers,

•	the number of tanker newbuilding deliveries,

•	the scrapping rate of older tankers,

•	conversion of tankers to other uses or conversion of other vessels to tankers,

•	the price of steel and vessel equipment,

•	the successful implementation of the phase-out of single-hull tankers,

•	technological advances in tanker design and capacity,

•	tanker freight rates, which are affected by factors that may affect the rate of newbuilding, scrapping and laying up of tankers,

•	the number of tankers that are out of service, and

•	changes in environmental and other regulations that may limit the useful lives of tankers.

Historically, the tanker markets have been volatile as a result of the many conditions and factors that can affect the price, supply and demand for tanker capacity. The current global economic crisis may reduce demand for transportation of oil over longer distances and supply of tankers to carry that oil, which may materially affect our revenues, profitability and cash flows. As of the date of this annual report, all of our operating vessels are in the Orion Tankers Pool, with Orion Tankers Ltd. as pool manager. In September 2012, we agreed to purchase the 50% interest held by Frontline Ltd. (NYSE:FRO) and became the sole owner of Orion Tankers Ltd. as of January 2, 2013. We are highly dependent on spot market charter rates. If spot charter rates decline, we may be unable to achieve a level of charterhire sufficient for us to operate our vessels profitably. If we are not profitable, we may not be able to meet our obligations, including making payments on any future indebtedness, or paying dividends. Furthermore, as charter rates for spot charters are fixed for a single voyage, which may last up to several weeks, during periods in which spot charter rates are rising, we will generally experience delays in realizing the benefits from such increases, or alternatively lose this opportunity, should the rise be short-lived.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting estimated expenses relating to this offering, will be approximately $88.3 million, assuming no exercise of the over-allotment option granted to the underwriters, or $101.7 million, assuming full exercise of the option to purchase additional shares. The net proceeds of the offering are expected to be used to pay for acquisitions under our expansion program, including the Nordic Future, and for general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2012 on a historical basis and on an as adjusted basis to give effect to:

•	the payment on February 11, 2013 of a dividend of $0.16 per common share, or $8.8 million in the aggregate, in respect of the fourth quarter of 2012;

•	the issuance of 1,910,112 common shares on January 10, 2013 to a company controlled by our Chairman and Chief Executive Officer, in connection with the acquisition of the Manager.

and on a further adjusted basis to give effect to:

•	this offering; and

•	the application of net proceeds of this offering, as described under “Use of Proceeds”.

There have been no significant adjustments to our capitalization since December 31, 2012, as so adjusted. You should read the adjusted capitalization table information below in connection with “Use of Proceeds” and our financial statements and related notes appearing elsewhere or incorporated by reference in this prospectus.

	December 31, 2012
Dollars in thousands	Actual	As Adjusted	As Further Adjusted
Debt:
Credit Facility	250,000	250,000	250,000
Total debt	250,000	250,000	250,000
Shareholders’ equity:
Common stock, $0.01 par value, outstanding actual (52,915,639 shares), as adjusted (54,825,751 shares) and as further adjusted (64,575,751) shares (1)	529	548	646
Additional paid-in capital (1)(2)	15,615	15,615	103,838
Contributed Surplus	866,515	857,743	857,743
Accumulated other Comprehensive Income	(84)	(84)	(84)
Retained deficit	(73,192)	(73,192)	(73,192)

Total shareholders’ equity	809,383	800,613	888,950

Total capitalization	1,059,383	1,050,630	1,138,950

(1)	Common shares and Additional paid-in capital excludes (i) 1,664,450 common shares that may be issued under our Dividend Reinvestment and Direct Stock Purchase Plan; and (ii) the underwriters’ option to purchase up to 1,462,500 additional shares.
(2)	Additional paid-in capital, as further adjusted, includes estimated fees and expenses of approximately $600,000 relating to this offering.

SHARE HISTORY AND MARKETS

Since November 16, 2004, the primary trading market for our common shares has been the NYSE, on which our shares are listed under the symbol “NAT.”

The following table sets forth the high and low market prices for shares of our common stock as reported by the NYSE.

For the year ended:	NYSE HIGH	NYSE LOW
2008	$42.00	$22.00
2009	$38.10	$22.25
2010	$34.19	$25.27
2011	$26.80	$11.58
2012	$16.04	$8.15

For the quarter ended:	NYSE HIGH	NYSE LOW
June 30, 2011	$25.19	$21.41
September 30, 2011	$23.00	$14.07
December 31, 2011	$15.95	$11.58
March 31, 2012	$16.04	$12.20
June 30, 2012	$15.96	$12.56
September 30, 2012	$13.88	$9.26
December 31, 2012	$10.22	$8.15
March 31, 2013

The high and low market prices for our common shares by month since October 2012 have been as follows:

For the month:	NYSE HIGH	NYSE LOW
October 2012	$10.22	$8.28
November 2012	$9.76	$8.20
December 2012	$9.13	$8.15
January 2013	$9.50	$8.61
February 2013	$9.25	$8.69
March 2013*	$8.78	$11.76

*	As of March 28, 2013

DESCRIPTION OF CAPITAL STOCK

Under our Memorandum of Association, as amended, our authorized capital consists of 90,000,000 common shares having a par value of $0.01 per share, of which 54,825,751 shares are issued and outstanding as of the date of this prospectus supplement. As of the date of this prospectus supplement, no shares remain reserved for issuance under our 2011 Equity Incentive Plan. All of our shares are in registered form. Our common shares are listed on the New York Stock Exchange under the symbol “NAT.” In connection with our annual general meeting of shareholders held on June 1, 2011, our amended and restated bye-laws were adopted and approved. Our amended and restated bye-laws are filed as Exhibit 2 to the Report on Form 6-K with the Securities and Exchange Commission on January 18, 2012.

Share History

In January 2013, we completed the acquisition of 100% of the shares of Scandic American Shipping Ltd. from a company owned by our Chairman and Chief Executive Officer, Mr. Herbjørn Hansson and his family. As part of the consideration payable to the seller, we issued an aggregate of 1,910,112 of our common shares, which are subject to a one-year lock up agreement. Following the completion of the acquisition, we had a total of 54,825,751 common shares issued and outstanding.

In January 2012, we completed an underwritten follow-on offering of 5,500,000 common shares. The net proceeds from the offering were approximately $75.6 million. In connection with that offering and pursuant to the Management Agreement, we issued an additional 112,245 restricted common shares to the Manager at a purchase price equal to such shares’ par value of $0.01 per share. Following the closing of the follow-on offering, we had a total of 52,915,639 common shares issued and outstanding.

In 2012, we repurchased at par value from two employees who had resigned from the Manager 8,500 restricted common shares. The 8,500 restricted common shares are held as treasury stock as of September 30, 2012.

In April 2011, we issued 400,000 common shares under the 2011 Equity Incentive Plan which were allocated among 23 persons employed in our management, the Manager and the members of the Board.

In January 2010, we completed an underwritten follow-on offering of 4,600,000 common shares. The net proceeds from the offering were approximately $136.5 million. In connection with that offering and pursuant to the Management Agreement, we issued an additional 93,878 restricted common shares to the Manager at a purchase price equal to such shares’ par value of $0.01 per share. Following the closing of the follow-on offering, we had a total of 46,898,782 common shares issued and outstanding.

Stockholders Rights Plan

On February 13, 2007, the Board adopted a stockholders rights agreement and declared a dividend of one preferred share purchase right to purchase one one-thousandth of a share of our Series A Participating Preferred Stock for each outstanding share of our common stock, par value $0.01 per share. The dividend was payable on February 27, 2007 to stockholders of record on that date. Each right entitles the registered holder to purchase from us one one-thousandth of a share of Series A Participating Preferred Stock at an exercise price of $115, subject to adjustment. We can redeem the rights at any time prior to a public announcement that a person has acquired ownership of 15% or more of our common stock. See “Description of Preferred Shares” in the accompanying base prospectus.

This stockholders rights plan was designed to enable us to protect stockholder interests in the event that an unsolicited attempt is made for a business combination with, or a takeover of, the Company. We believe that the stockholders rights plan should enhance our Board’s negotiating power on behalf of stockholders in the event of a coercive offer or proposal. We are not currently aware of any such offers or proposals.

Memorandum of Association and Bye-Laws

The following description of our share capital summarizes the material terms of our Memorandum of Association and our amended and restated bye-laws, copies of which have been filed as identified in the exhibit index to this registration statement and are incorporated by reference herein.

Under our Memorandum of Association, as amended, our authorized capital consists of 90,000,000 common shares having a par value of $0.01 per share.

Our purposes and powers include the entering into of any guarantee, contract, indemnity or suretyship and to assure, support, secure, with or without the consideration or benefit, the performance of any obligations of any person or persons; and the borrowing and raising of money in any currency or currencies and to secure or discharge any debt or obligation in any manner.

Our amended and restated bye-laws provide that our Board shall convene and we shall hold annual general meetings of shareholders in accordance with the requirements of the Companies Act 1981, or the Companies Act, at such times and places as the Board shall decide. However, under Bermuda law, a company may, by resolution in general meeting, elect to dispense with the holding of an annual general meeting for (a) the year in which it is made and any subsequent year or years; (b) for a specified number of years; or (c) indefinitely. Our Board may call special general meetings of shareholders at its discretion or as required by the Companies Act. Under the Companies Act, holders of one-tenth of our issued common shares may call special general meetings.

Under our amended and restated bye-laws, five clear days advance notice of an annual general meeting or any special general meeting must be given to each shareholder entitled to vote at that meeting unless, in the case of an annual general meeting, such meeting is agreed to by all of the shareholders entitled to vote thereat and, in the case of any other meeting, such meeting is agreed to by at least 75% of the shareholders entitled to vote thereat. Under Bermuda law, accidental failure to give notice will not invalidate proceedings at a meeting. Our Board may set a record date for the purpose of identifying the persons entitled to receive notice of and vote at a meeting of shareholders at any time before or after the date on which such notice is dispatched.

Our Board must consist of at least three and no more than 11 directors, or such number in excess thereof as the Board may from time to time determine by resolution. Our directors are not required to retire because of their age, and our directors are not required to be holders of our common shares. Directors serve for one-year terms, and shall serve until re-elected or until their successors are appointed at the next annual general meeting. Casual vacancies on our Board may be filled by a majority vote of the then-current directors, as long as a quorum remains in office.

Any director retiring at an annual general meeting will be eligible for reappointment and will retain office until the close of the meeting at which such director retires or (if earlier) until a resolution is passed at that meeting not to fill the vacancy or the resolution to re-appoint such director is put to a vote at the meeting and is lost. If a director’s seat is not filled at the annual general meeting at which he or she retires, such director, if willing to act, shall be deemed to have been reappointed unless it is resolved by the shareholders not to fill the vacancy or a resolution for the reappointment of the director is voted upon and lost. No person other than a director retiring shall be appointed a director at any general meeting unless (i) he or she is recommended by the Board or (ii) a notice executed by a shareholder (not being the person to be proposed) to propose such person for appointment has been received by our secretary no less than 120 days and no more than 150 days before the anniversary of the date of the release of our proxy statement to shareholders in connection with the prior year’s annual general meeting.

A director may at any time summon a meeting of the Board. The quorum necessary for the transaction of business at a meeting of the Board may be fixed by the Board and, unless so fixed at any other number, shall be two directors. Questions arising at any meeting of the Board shall be determined by a majority of the votes cast.

Our amended and restated bye-laws do not prohibit a director from being a party to, or otherwise having an interest in, any transaction or arrangement with us or in which we are otherwise interested. Our amended and restated bye-laws provide that a director who has an interest in any transaction or arrangement with us and who has complied with the provisions of the Companies Act and with our amended and restated bye-laws with regard to disclosure of such interest shall be taken into account in ascertaining whether a quorum is present, and will be entitled to vote in respect of any transaction or arrangement in which he is so interested.

Our amended and restated bye-laws permit us to increase our authorized share capital with the approval of a majority of votes cast in respect of our outstanding common shares represented in person or by proxy.

There are no pre-emptive, redemption, conversion or sinking fund rights attached to our common shares. The holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our amended and restated bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. Shareholders present in person or by proxy and entitled to vote at a meeting of shareholders representing the holders of at least one-third of the issued shares entitled to vote at such general meeting shall be a quorum for all purposes.

Under our amended and restated bye-laws, our Board is authorized to attach to our undesignated shares such preferred, qualified or other special rights, privileges, conditions and restrictions as the board of directors may determine on or before its allotment. The board of directors may allot our undesignated shares in more than one series and attach particular rights and restrictions to any such shares by resolution; provided, however, that the board of directors may not attach any rights or restrictions to our undesignated shares that would alter or abrogate any of the special rights attached to any other class or series of shares without such sanction as is required for any such alternation or abrogation unless expressly authorized to do so by the rights attaching to or by the terms of the issue of such shares.

Subject to Bermuda law, special rights attaching to any class of our shares may be altered or abrogated with the consent in writing of not less than 75% of the issued shares of that class or with the sanction of a resolution of the holders of such shares voting in person or by proxy.

In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any outstanding preference shares.

Our amended and restated bye-laws provide that our Board may, from time to time, declare and pay dividends or distributions out of contributed surplus, which we refer to collectively as dividends. Each common share is entitled to dividends if and when dividends are declared by our Board, subject to any preferred dividend right of the holders of any preference shares.

There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our common shares.

Bermuda law permits the bye-laws of a Bermuda company to contain a provision indemnifying our directors and officers for any loss arising or liability attaching to him or her by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty, save with respect to fraud or dishonesty. Bermuda law also grants companies the power generally to indemnify directors and officers of a company, except in instances of fraud and dishonesty, if any such person was or is a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director and officer of such company or was serving in a similar capacity for another entity at such company’s request.

Our amended and restated bye-laws provide that each director, alternate director, officer, person or member of a committee, if any, resident representative, and any liquidator, manager or trustee for the time being acting in relation to our affairs, and his heirs, executors or administrators, which we refer to collectively as an indemnitee, will be indemnified and held harmless out of our assets to the fullest extent permitted by Bermuda law against all liabilities, loss, damage or expense (including, but not limited to, liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him or by reason of any act done, conceived in or omitted in the conduct of our business or in the discharge of his duties except in respect of fraud or dishonesty. In addition, each indemnitee shall be indemnified out of our assets against all liabilities incurred in defending any proceedings, whether civil or criminal, in which judgment is given in such indemnitee’s favor, or in which he is acquitted.

Under our amended and restated bye-laws, we and our shareholders have agreed to waive any claim or right of action we or they may have at any time against any indemnitee on account of any action taken by such indemnitee or the failure of such indemnitee to take any action in the performance of his duties with or for us with the exception of any claims or rights of action arising out of fraud or actions to recover any gain, personal profit or advantage to which such indemnitee is not legally entitled.

Our Board may, at its discretion, purchase and maintain insurance for, among other persons, any indemnitee or any persons who are or were at the time our directors, officers or employees, or of any other company in which we have a direct or indirect interest that is allied or associated with us, or of any subsidiary undertaking of the Company or such other company, against liability incurred by such persons in respect of any act or omission (save in respect of fraud or dishonesty) in the actual or purported execution or discharge of their duties or in the exercise or purported exercise of their powers or otherwise in relation to their duties, powers or offices in relation to us, subsidiary undertaking or any such other company.

Our Memorandum of Association may be amended with the approval of a majority of votes cast in respect of our outstanding common shares represented in person or by proxy and our amended and restated bye-laws may be amended by approval by not less than three quarters of the votes cast in respect of our issued and outstanding common shares represented in person or by proxy.

TAX CONSIDERATIONS

In addition to the discussion below, please see the section titled “Taxation” in our Report on Form 20-F for the fiscal year ended December 31, 2012, filed with the Securities and Exchange Commission on March 19, 2013.

United States Federal Income Taxation of United States Holders—Distributions

Subject to the discussion below of passive foreign investment companies, or PFICs, any distributions made by us with respect to our common shares to a United States Holder will generally constitute dividends, which may be taxable as ordinary income or “qualified dividend income,” as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a non-taxable return of capital to the extent of the United States Holder’s tax basis in his common shares on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a United States corporation, United States Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common shares will generally be treated as “passive category income” or, in the case of certain types of United States Holders, “general category income” for purposes of computing allowable foreign tax credits for United States foreign tax credit purposes.

Dividends paid on our common shares to a United States Holder who is an individual, trust or estate, or a United States Individual Holder, will generally be treated as “qualified dividend income” that is taxable to such United States Individual Holders at preferential tax rates provided that (1) the common shares are readily tradable on an established securities market in the United States (such as the NYSE on which our common shares are traded); (2) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (as discussed below); (3) the United States Individual Holder has owned the common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares become ex-dividend, and (4) the United States Individual Holder is not under an obligation (whether pursuant to a short sale or otherwise) to make payments with respect to positions in substantially similar or related property. There is no assurance that any dividends paid on our common shares will be eligible for these preferential rates in the hands of a United States Individual Holder. Any dividends paid by us which are not eligible for these preferential rates will be taxed as ordinary income to a United States Individual Holder.

We were a PFIC for taxable years through 2004. Therefore, the dividends paid by us through 2005 were not treated as “qualified dividend income,” but rather were taxed as ordinary income to a United States Individual Holder. If we pay an “extraordinary dividend” on our common shares (generally, a dividend in an amount which is equal to or in excess of 10% of a shareholder’s adjusted tax basis (or fair market value in certain circumstances) in the common shares) that is treated as “qualified dividend income,” then any loss derived by a United States Individual Holder from the sale or exchange of such common shares will be treated as long-term capital loss to the extent of such dividend.

CERTAIN ERISA CONSIDERATIONS

The following discussion is a summary of certain considerations associated with the purchase of our common stock by (i) employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, (iii) entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each such plan and entity, an “ERISA Plan”) and (iv) plans that are subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are substantially similar to such provisions of ERISA or the Code (collectively, “Similar Laws”) and entities whose underlying assets are considered to include “plan assets” of such plans (each such plan and entity, an “Other Plan”).

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

Because of the nature of our business as an operating company and the fact that we have no U.S. affiliates or U.S. operations, it is not likely that we would be considered a party in interest or a disqualified person with respect to any ERISA Plan or that our assets would be considered to be “plan assets” of any such ERISA Plan. However, a prohibited transaction within the meaning of ERISA and the Code may result if our common stock is acquired by an ERISA Plan to which an underwriter is a party in interest and such acquisition is not entitled to an applicable exemption, of which there are many.

Governmental plans, certain church plans and foreign plans, while not subject to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code, may nevertheless be subject to Similar Laws. Fiduciaries of any such plans should consult with their counsel before purchasing our common shares.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing our common shares on behalf of, or with the assets of, any ERISA Plan, or any Other Plan, consult with their counsel regarding the matters described herein.

UNDERWRITING (Conflicts of Interest)

Under the terms and subject to the conditions in an underwriting agreement dated April 2, 2013, the underwriters named below, for whom Morgan Stanley & Co. LLC is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of common shares indicated below:

Underwriters	Number of Shares
Morgan Stanley & Co. LLC	8,872,500
DNB Markets Inc	292,500
Skandinaviska Enskilda Banken AB (publ)	292,500
Pareto Securities Inc.	292,500

Total:	9,750,000

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common shares offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common shares offered by this prospectus supplement if any such common shares are taken. However, the underwriters are not required to take or pay for the common shares covered by the underwriters’ option to purchase additional shares described below.

Common shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any common shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.288 per share from the public offering price. If all the common shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms. The offering of the common shares by the underwriters is subject to receipt and acceptance and is subject to the underwriters’ right to reject any order in whole or in part.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,462,500 additional common shares at the purchase price listed above, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional common shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of common shares listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total purchase price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase up to an additional common shares.

	Total
	Per Share	No Exercise	Full Exercise
Purchase Price	$9.60	$93,600,000	$107,640,000
Underwriting discounts and commissions to be paid by us	$0.48	$4,680,000	$5,382,000
Proceeds, before expenses, to us	$9.12	$88,920,000	$102,258,000

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $600,000.

Our common shares are listed on the New York Stock Exchange under the trading symbol “NAT”.

We and each of our officers and directors listed under the caption “Directors and Senior Management” in our annual report on Form 20-F for the fiscal year ended December 31, 2012 have agreed that, subject to specified exceptions, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, during the period ending 90 days from the date of this prospectus supplement:

•

directly or indirectly, issue, offer, sell, agree to issue, offer or sell, solicit offers to purchase, grant any call option, warrant or other right to purchase, purchase any put option or other right to sell, pledge, borrow or otherwise dispose of any common shares or any securities convertible into or exercisable or exchangeable for common shares, or make any announcement of, or filing with the Securities and Exchange Commission with respect to, any of the foregoing; or

•

enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of any common shares or any securities convertible into or exercisable or exchangeable for common shares;

whether any such transaction described above is to be settled by delivery of common shares or such other securities, in cash or otherwise. In addition, each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, it will not, during the period ending 90 days after the date of this prospectus supplement, make any demand for, or exercise any right with respect to, the registration of any common shares or any security convertible into or exercisable or exchangeable for common shares.

The 90 day restricted period described in the preceding paragraph will be extended if:

•

during the period that begins on the date that is 15 calendar days plus 3 business days before the last day of the 90-day restricted period and ends on the last day of such 90-day restricted period, we issue an earnings release or material news event relating to us occurs; or

•	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period;

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the date that is 15 calendar days plus 3 business days after the date on which the issuance of the earnings release or the occurrence of the material news or material event occurs, unless the representative waives the extension of such restrictions. The restrictions described above do not apply to (a) bona fide gifts, provided the recipient thereof agrees in writing to be bound by the restrictions described above, (b) on death, by will or intestacy, or (c) dispositions to an immediate family or to any trust, partnership or other entity for the direct or indirect benefit of such officer or directors and/or immediate family member, provided that such immediate family member, trust, partnership or other entity agrees in writing to be bound by the restrictions described above; or (d) pursuant to a court order or settlement agreement approved by a court of competent jurisdiction.

In order to facilitate the offering of common shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares. Specifically, the underwriters may sell more common shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of common shares available for purchase by the underwriters under the option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing common shares in the open market. In determining the source of common shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of common shares compared to the price available under the option to purchase additional shares. The underwriters may also sell common shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, common shares in the open market to stabilize the price of the common shares. These activities may raise or maintain the market price of the common shares above independent market levels or prevent or retard a decline in the market price of the common shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of common shares for sale to online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

Morgan Stanley & Co. LLC (1585 Broadway, New York, New York), DNB Markets Inc. (200 Park Avenue, 31st Floor, New York, New York), Skandinaviska Enskilda Banken AB (publ) (Kungsträdgårdsgatan 8, SE-106 40 Stockholm, Sweden), Pareto Securities Inc. (150 East 52nd Street, 29th Floor, New York, New York) and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates have made or held, and may in the future make or hold, a broad array of investments including serving as counterparties to certain derivative and hedging arrangements, and may have actively traded, and, in the future may actively trade, debt and equity securities (or related derivative securities), and financial instruments (including bank loans) for their own account and for the accounts of their customers and may have in the past and at any time in the future hold long and short positions in such securities and instruments. Such investment and securities activities may have involved, and in the future may involve, securities and instruments of the Company.

Skandinaviska Enskilda Banken AB (publ) is not a U.S. registered broker-dealer, therefore, it will effect orders in the offering outside of the United States or within the United States to the extent permitted by Rules 15a-6 under the Exchange Act through one or more U.S. registered broker-dealers, and as permitted by FINRA rules and regulations.

Conflicts of Interest

We may use 5% or more of the net proceeds of this offering to repay indebtedness owed by us to affiliates of the underwriters. Accordingly, the offering will be conducted in accordance with FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required, because a bona fide public market exists in the shares, as that term is defined in the rule.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the common shares offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The common shares offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any common shares offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), including each Relevant Member State that has implemented the 2010 PD Amending Directive with regard to persons to whom an offer of securities is addressed and the denomination per unit of the offer of securities (each, an “Early Implementing Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of the common shares will be made to the public in that Relevant Member State (other than offers (the “Permitted Public Offers”) where a prospectus will be published in relation to the common shares that has been approved by the competent authority in a Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive), except that with effect from and including that Relevant Implementation Date, offers of the common shares may be made to the public in that Relevant Member State at any time:

A. to “qualified investors” as defined in the Prospectus Directive, including:

(a)(in the case of Relevant Member States other than Early Implementing Member States), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43.0 million and (iii) an annual turnover of more than €50.0 million as shown in its last annual or consolidated accounts; or

(b)(in the case of Early Implementing Member States), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients; or

B. to fewer than 100 (or, in the case of Early Implementing Member States, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), as permitted in the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

C. in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the common shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any common shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor,” and (B) in the case of any common shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the common shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale. In the case of any common shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the common shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any common shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of any common shares to be offered so as to enable an investor to decide to purchase any common shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, in the case of Early Implementing Member States) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Hong Kong

The common shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the common shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common shares may not be circulated or distributed, nor may the common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the common shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, common shares, debentures and units of common shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the common shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Japan

The common shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any common shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee	$13,650
Printing and engraving expenses	$200,000
Legal fees and expenses	$150,000
NYSE Supplemental Listing Fee	$50,000
Accounting fees and expenses	$60,000
Miscellaneous	$126,350

Total	$600,000

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of United States law and by Appleby, Hamilton, Bermuda, with respect to matters of Bermuda law. The underwriters will be represented by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference from our annual report on Form 20-F for the year ended December 31, 2012 have been audited by Deloitte AS, an independent registered public accounting firm, as stated in their report, and has been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission on Form 20-F and any other future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act that indicate that they are incorporated by reference herein until the termination of this offering. Nothing contained herein shall be deemed to incorporate by reference documents that we furnish to, but do not file with, the Commission unless such documents state that they are incorporated by reference into this prospectus.

•

Our Annual Report on Form 20-F for the fiscal year ended December 31, 2012 filed with the Commission on March 19, 2013 which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•	The description of our common stock set forth in our Registration Statement on Form 8-A, filed with the Commission on November 12, 2004, as amended.

•	The description of our preferred share purchase rights set forth in our Registration Statement on Form 8-A, filed with the Commission on February 14, 2007, as amended.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain current reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporate by reference to this prospectus by writing or telephoning us at the following address:

Nordic American Tankers Limited

Attn: The Secretary

LOM Building

27 Reid Street

Hamilton HM 11

Bermuda

(441) 292-7202

As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the New York Stock Exchange, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Securities Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Securities Exchange Act relating to short swing profit reporting and liability.

Prospectus

$200,000,000

NORDIC AMERICAN TANKERS LIMITED

Common Shares, Preferred Share Purchase Rights, Preferred Shares,

Debt Securities, Warrants, Purchase Contracts, Rights and Units

Through this prospectus, we may periodically offer:

(1)	our common shares (including preferred share purchase rights),

(2)	our preferred shares,

(3)	our debt securities,

(4)	our warrants,

(5)	our purchase contracts

(6)	our rights, and

(7)	our units.

The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

Our common shares are currently listed on the New York Stock Exchange under the symbol “NAT.” The last reported sales price of our common shares on March 14, 2013 was $9.33.

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

An investment in these securities involves a high degree of risk. See the section entitled “Risk Factors” on page 7 of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 18, 2013.

We prepare our financial statements, including all of the financial statements included or incorporated by reference in this prospectus, in U.S. dollars and in conformity with U.S. generally accepted accounting principles, or “U.S. GAAP.” We have a fiscal year end of December 31.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell our common shares (including preferred share purchase rights), preferred shares, debt securities, warrants, purchase contracts and units described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. We may file a prospectus supplement in the future that may also add, update or change the information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus and any prospectus supplement are part of a registration statement we filed with the Commission and do not contain all the information in the registration statement. Forms of the indentures and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under the section entitled “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Other than in the United States, no action has been taken by us or any underwriters that would permit a public offering of the common shares offered by this prospectus in any jurisdiction where action for that purpose is required. The common shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Companies Act 1981, the Investment Business Act of 2003 and the Exchange Control Act 1972, and related regulations of Bermuda which regulate the sale of securities in Bermuda. In addition, specific permission is required from the Bermuda Monetary Authority, or the BMA, pursuant to the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of securities of Bermuda companies, other than in cases where the BMA has granted a general permission. The BMA in its policy dated June 1, 2005 provides that where any equity securities, which includes our common shares, of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of a company from and/or to a non-resident, for as long as any equities securities of such company remain so listed. The New York Stock Exchange, or NYSE, is an appointed stock exchange under Bermuda law.

Notwithstanding the above general permission, the BMA has granted the Company permission, subject to the common shares of the Company being listed on an appointed stock exchange, to issue, grant, create, sell and transfer any of the Company’s shares, stock, bonds, notes (other than promissory notes), debentures, debenture stock, units under a unit trust scheme, shares in an oil royalty, options, warrants, coupons, rights and depository receipts, or collectively, the Securities, to and among persons who are either resident or non-resident of Bermuda for exchange control purposes, whether or not the Securities are listed on an appointed stock exchange. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

PROSPECTUS SUMMARY

This summary provides an overview of our company and our business. This summary is not complete and does not contain all of the information you should consider before purchasing our securities. You should carefully read all of the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, including the “Risk Factors” and our financial statements and related notes contained herein and therein, before making an investment decision. Unless we specify otherwise, all references in this prospectus to “we,” “our,” “us” and the “Company” refer to Nordic American Tankers Limited. We use the term deadweight, or “dwt,” in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

Our Company

Nordic American Tankers Limited, or the Company or Nordic American, was founded on June 12, 1995 under the name Nordic American Tanker Shipping Limited under the laws of the Islands of Bermuda. We maintain our principal offices at LOM Building, 27 Reid Street, Hamilton HM 11, Bermuda. Our telephone number at such address is (441) 292-7202. We are an international tanker company that currently owns 20 Suezmax tankers that average approximately 156,000 dwt each and our vessels in our fleet are homogenous, interchangeable and should be viewed as “the Nordic American System”. The Company was formed for the purpose of acquiring and chartering three double-hull Suezmax tankers that were built in 1997. In the autumn of 2004, the Company owned three vessels and at the end of 2012 the Company owned 20 vessels. We expect that the expansion process will continue over time and that more vessels will be added to our fleet.

We describe the “Nordic American System” as follows:

•

It is essential for Nordic American to have an operating model that is sustainable in both a weak and a strong tanker market, which we believe differentiates Nordic American from other publicly traded tanker companies. The Nordic American System is transparent and predictable. As a general policy, the Company has a conservative risk profile. Our dividend payments are important for our shareholders, and at the same time we recognize the need to expand our fleet under conditions advantageous to the Company.

•

NAT maximizes cash flows by employing all of its vessels in the spot market through the Orion Tanker Pool which increases the efficiency and utilization of the fleet. The spot market gives better earnings than the time charter market over time.

•

Growth is a central element of the Nordic American System. It is essential that NAT grows accretively, which means that over time our transportation capacity increases more percentagewise than our share count.

•

Nordic American has one type of vessel only - the Suezmax vessel. This type of vessel can carry one million barrels of oil. The Suezmax vessel is highly versatile, able to be utilized on most long-haul trade routes. A homogenous fleet streamlines operating and administration costs, which helps keep our cash-breakeven point low.

•

The valuation of NAT in the stock market should not be based upon net asset value (NAV), a measure that only is linked to the steel value of our ships. NAT has its own ongoing system value with a homogenous fleet.

•

We pay our dividend from cash on hand. NAT has a cash break-even level of about $12,000 per day per vessel, which we consider low in the industry. The cash break-even rate is the amount of average daily revenue our vessels would need to earn in the spot tanker market in order to cover our vessel operating expenses, cash general and administrative expenses, interest expense and all other cash charges.

We chartered all of our vessels in the spot market pursuant to a cooperative arrangement with Gemini Tankers LLC until November 24, 2011. In November 2011, the Orion Tankers pool was established with Orion Tankers Ltd. as pool manager and our vessels were transferred from the Gemini Tankers LLC arrangement to the Orion Tankers pool upon completion of previously fixed charters within Gemini Tankers LLC. In September 2012, it was agreed that Frontline would withdraw its nine Suezmax tankers from the pool during the fourth quarter of 2012. The withdrawal of these vessels was completed effective November 5, 2012. Effective January 2, 2013, the Company acquired Frontline`s shares in Orion Tankers Ltd. at its nominal book value as of December 31, 2012, after which Orion Tankers Ltd. became a wholly-owned subsidiary of the Company.

As of the date of this prospectus, all of our vessels are employed in the spot market pursuant to our cooperative arrangement with Orion Tankers Ltd. The following table provides information regarding the status of each vessel.

Vessel	Yard	Built	Dwt	Delivered to us
Nordic Hawk	Samsung	1997	151,475	October 1997
Nordic Hunter	Samsung	1997	151,400	December 1997
Nordic Voyager	Dalian New	1997	149,591	November 2004
Nordic Freedom	Daewoo	2005	163,455	March 2005
Nordic Fighter	Hyundai	1998	153,328	March 2005
Nordic Discovery	Hyundai	1998	153,328	August 2005
Nordic Sprite	Samsung	1999	147,188	February 2009
Nordic Grace	Hyundai	2002	149,921	July 2009
Nordic Harrier	Samsung	1997	151,475	August 1997
Nordic Saturn	Daewoo	1998	157,332	November 2005
Nordic Jupiter	Daewoo	1998	157,411	April 2006
Nordic Apollo	Samsung	2003	159,999	November 2006
Nordic Cosmos	Samsung	2003	159,998	December 2006
Nordic Moon	Samsung	2002	159,999	November 2006
Nordic Mistral	Hyundai	2002	164,236	November 2009
Nordic Passat	Hyundai	2002	164,274	March 2010
Nordic Vega	Bohai	2010	163,000	December 2010
Nordic Breeze	Samsung	2011	158,597	August 2011
Nordic Aurora	Samsung	1999	147,262	September 2011
Nordic Zenith	Samsung	2011	158,645	November 2011

The commercial and technical management of our vessels is handled by third party companies under the supervision of Scandic American Shipping Ltd., or the Manager. The commercial management services for each of the vessels in our fleet is provided through our spot market cooperative arrangement with Orion Tankers.

The ship management firm of V.Ships Norway AS, or V.Ships, provides the technical management for 15 of the Company’s vessels. The ship management firm of Colombia Shipmanagement Ltd, Cyprus provides the technical management for four of the Company’s vessels. The ship management firm Hellespont Ship Management GmbH & Co KG, Germany provides the technical management for one of the Company’s vessels.

We believe that the compensation under our commercial and technical management agreements is in accordance with industry standards.

Recent Developments

Set forth below are the Company’s unaudited interim financial results for the three- and twelve-month periods ended December 31, 2012.

Amounts in USD ‘000

CONDENSED STATEMENTS OF OPERATION

	Three Months Ended			Twelve Months Ended
Amounts in USD ‘000	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Net Voyage Revenues	17,528	15,461	19,257	92,012	79,866

Vessel Operating Expenses	(16,012)	(16,198)	(15,392)	(63,965)	(54,859)
General and Administrative Expenses	(2,148)[1]	(3,593)[1]	(4,789)[1]	(14,700)[2]	(15,394)[2]
Depreciation Expenses	(17,615)	(17,431)	(17,038)	(69,219)	(64,626)
Impairment Loss on Vessel	(12,030)	0	0	(12,030)	0
Loss on Contract	0	0	0	0	(16,200)
Net Operating Income (Loss)	(30,277)	(21,761)	(17,962)	(67,902)	(71,213)

Interest Income	57	85	1,186	357	1,187
Interest Expense	(2,331)	(1,624)	(827)	(5,854)	(2,130)
Other Financial Income (Expense)	17	(44)	(51)	207	(142)
Total Other Expenses	(2,257)	(1,583)	308	(5,290)	(1,085)
Net Income (Loss)	(32,534)	(23,344)	(17,654)	(73,192)	(72,298)

Basic Earnings (Loss) per Shares	(0.61)[3]	(0.44)	(0.37)	(1.39)	(1.53)
Basic Weighted Average Number of Common Shares Outstanding	52,915,639	52,915,639	47,302,241	52,547,623	47,159,402
Common Shares Outstanding	52,915,639	52,915,639	47,303,394	52,915,639	47,303,394

1)	The general and administrative expenses, or the G&A, for the three months ended December 31, 2012, September 30, 2012 and December 31, 2011 include non-cash charges of -$0.5 million, $1.2 million, and $0.9 million, respectively, which are charges related to share based compensation and pension cost.
2)	The G&A for the twelve months ended December 31, 2012 and December 31, 2011 include non-cash charges of $4.2 million and $3.1 million, respectively, which are charges related to share based compensation and pension cost.
3)	A portfolio impairment policy reduces the loss to -$0.39 per share

CONDENSED BALANCE SHEETS

Amounts in USD ‘000	December 31, 2012	December 31, 2011
Cash and Cash Equivalents	55,511	24,006
Marketable Securities	549	583
Accounts Receivable, net	54	17,586
Accounts Receivable, net related party	12,862	1,571
Prepaid Expenses and Other Current Assets	9,597	39,354
Vessels, Net	964,855	1,022,793
Related Party receivables (Orion Tanker Pool)	36,987	18,941
Other Non-current Assets	5,209	551

Total Assets	1,085,624	1,125,385

Accounts Payable	3,095	4,378
Accounts Payable, related party	1,536	926
Accrued liabilities	10,343	12,642
Long-term Debt	250,000	230,000
Deferred Compensation Liability	11,267	9,876
Shareholders’ Equity	809,383	867,563

Total Liabilities and Shareholders’ Equity	1,085,624	1,125,385

CONDENSED STATEMENTS OF CASH FLOW

	Twelve Months Ended
Amounts in USD ‘000	December 31, 2012	December 31, 2011
Net Cash Provided by (Used in) Operating Activities	(567)	(12,163)

Investment in Marketable Securities	0	(795)
Investment in Vessels	(2,745)	(91,536)
Repayment of Deposit and Loan, Nordic Galaxy	9,000	10,609
Other	(129)	(61)

Net Cash Provided by (Used in) Investing Activities	6,126	(81,783

Net Proceeds from Issuance of Common Stock	75,582	4
Proceeds from Use of Credit Facility	270,000	155,000
Repayments on Credit Facility	(250,000)	0
Credit Facility Costs	(6,139)	0
Dividends Paid	(63,497)	(54,273)

Net Cash Provided by (Used in) Financing Activities	29,946	100,731

Net Increase (Decrease) in Cash and Cash Equivalents	31,505	6,785
Cash and Cash Equivalents at Beginning of Period	24,006	17,221

Cash and Cash Equivalents at End of Period	55,511	24,006

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended			Twelve Months Ended
Amounts in USD ‘000	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Voyage Revenues	44,670	20,085	24,629	130,682	94,787
Voyage Expenses	(27,142)	(4,624)	(5,372)	(38,670)	(14,921)
Net Voyage Revenues (1)	17,528	15,461	19,257	92,012	79,866

	Three Months Ended			Twelve Months Ended
	December 31, 2012 (unaudited)	September 30, 2012 (unaudited)	December 31, 2011 (unaudited)	December 31, 2012	December 31, 2011
Net Operating Income (Loss)	(30,277)	(21,761)	(17,962)	(67,902)	(71,213)
Depreciation Expense	17,615	17,431	17,038	69,219	64,626
Impairment of Vessel	12,030	0	0	(12,030)	0
Loss on Contract	0	0	0	0	16,200
Share Based Compensation and Pension Cost	(457)	1,168	891	4,189	3,129
Operating Cash Flow (2)	(1,089)	(3,162)	(33)	17,536	12,742

(1)	Net voyage revenues represents voyage revenues less voyage expenses such as bunker fuel, port fees, canal tolls and brokerage commissions. Net voyage revenues is included because certain investors use this data to measure a shipping company’s financial performance. Net voyage revenues is not required by accounting principles generally accepted in the United States and should not be considered as an alternative to net income or any other indicator of the Company’s performance required by accounting principles generally accepted in the United States.
(2)	Operating cash flow represents income from vessel operations before depreciation and non-cash administrative charges. Operating cash flow is included because certain investors use this data to measure a shipping company’s financial performance. Operating cash flow is not required by accounting principles generally accepted in the United States and should not be considered as an alternative to net income or any other indicator of the Company’s performance required by accounting principles generally accepted in the United States.

In January 2012, the Company issued 5,500,000 common shares at the price of $15.57 per share in a follow-on offering. The net proceeds of the offering are expected to be used to fund future acquisitions and for general corporate purposes.

On May 21, 2012, the Company conducted its 2012 Annual General Meeting and at the meeting all of the proposed resolutions were approved, including the reduction of the Company’s share premium account by approximately $75.6 million. The reduction will be credited to the Company’s contributed surplus account. Going forward, this transaction will facilitate payment of dividends and distributions under Bermuda law in accordance with the full dividend policy of the Company.

In October 2010, Nordic Harrier was redelivered, from a long-term bareboat charter agreement, to the Company, and went directly into drydock for repair. The drydock period lasted until the end of April 2011. The vessel had not been technically operated according to sound maintenance practices by Gulf Navigation Company LLC, and the vessel’s condition on redelivery to us was far below the contractual obligation of the charterer. All drydock expenses were paid during 2011. We have sought compensation for these expenses, but have not been able to reach an agreement with the charterer. The arbitration procedures have started and are expected to be heard in 2013.

The Company paid a dividend of $0.30 per share to shareholders in each of the first three quarters of 2012.

Orion Tankers Ltd. was established as equally owned by us and Frontline Ltd. (NYSE:FRO). In September 2012, it was agreed that Frontline would withdraw its nine Suezmax tankers from the pool during the fourth quarter of 2012. The withdrawal of these vessels was completed effective November 5, 2012.

In October 2012, we entered into a new $430 million revolving credit facility. The banking group consists of DNB Bank ASA, Nordea Bank Norge ASA and Skandinaviska Enskilda Banken

In November 2012, the Company announced that one of its vessels was detained for a short while in a U.S. port. The vessel was released in early December 2012 and was employed in the spot market. The Company has been advised by its legal counsel that it will not be prosecuted and is not part of the case.

Effective January 2, 2013, the Company acquired Frontline Ltd.`s shares in Orion Tankers Ltd. at its nominal book value as of December 31, 2012, after which Orion Tankers Ltd. became wholly-owned subsidiary of the Company.

Effective January 10, 2013, the Company acquired 100% of the shares of Scandic American Shipping Ltd., or the Manager, from a company owned by the Chairman and Chief Executive Officer of the Company Mr. Herbjørn Hansson and his family. On January 10, 2013, the Manager became a wholly-owned subsidiary of the Company. In addition to gaining full direct control of the Manager’s operations, the Company will no longer be obligated to maintain the Manager’s ownership of the Company’s common shares at 2%. The restricted common shares equal to 2% of our outstanding common shares issued as per the Management Agreement and the restricted common shares issued to the Manager under the 2011 Equity Incentive Plan was not part of the transaction.

Effective January, 10, 2013 the Board of Directors amended the vesting requirements for the 174,000 shares allocated to the Manager under the 2011 Equity Incentive Plan.

Effective January, 10, 2013 the Board of Directors amended the management fee. For its services under the Management Agreement, the Manager receives a management fee of $150,000 per annum for the total fleet.

On February 11, 2013, the Company declared a dividend of $0.16 per share in respect of the results for the fourth quarter of 2012, which was paid to shareholders on or about February 13, 2013.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks set forth below and the discussion of risks under the heading “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2011, filed with the Commission on April 17, 2012, and the other documents which are incorporated by reference in this prospectus, before making an investment in our securities. Please see the section of this prospectus entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” In addition, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in the securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

We may issue additional common shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our common shares.

We may issue additional common shares or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions, repayment of outstanding indebtedness, our equity incentive plan, or our Dividend Reinvestment and Direct Stock Purchase Plan, without shareholder approval, in a number of circumstances.

Our issuance of additional common shares or other equity securities of equal or senior rank would have the following effects:

•	our existing shareholders’ proportionate ownership interest in us may decrease;

•	the amount of cash available for dividends payable on our common shares may decrease;

•	the relative voting strength of each previously outstanding common share may be diminished; and

•	the market price of our common shares may decline.

Industry Specific Risk Factors

If the tanker industry, which historically has been cyclical, is depressed in the future, our earnings and available cash flow may decrease.

The tanker industry is both cyclical and volatile in terms of charter rates and profitability. Spot market rates are still relatively low compared to the rates achieved in the years preceding the global financial crisis. Fluctuations in charter rates and tanker values result from changes in the supply and demand for tanker capacity and changes in the supply and demand for oil and oil products.

The factors affecting the supply and demand for tankers have been volatile and are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable.

The factors that influence demand for tanker capacity include:

•	demand for oil and oil products,

•	supply of oil and oil products,

•	regional availability of refining capacity,

•	regional imbalances in production/demand,

•	global and regional economic and political conditions, including developments in international trade and fluctuations in industrial and agricultural production,

•	the distance oil and oil products are to be moved by sea,

•	changes in seaborne and other transportation patterns, including changes in the distances over which oil and oil products are transported by sea,

•	weather and acts of God and natural disasters, including hurricanes and typhoons,

•	environmental and other legal and regulatory developments,

•	currency exchange rates,

•	competition from alternative sources of energy and from other shipping companies and other modes of transportation, and

•	international sanctions, embargoes, import and export restrictions, nationalizations, piracy and wars.

The factors that influence the supply of tanker capacity include:

•	current and expected purchase orders for tankers,

•	the number of tanker newbuilding deliveries,

•	the scrapping rate of older tankers,

•	conversion of tankers to other uses or conversion of other vessels to tankers,

•	the price of steel and vessel equipment,

•	the successful implementation of the phase-out of single-hull tankers,

•	technological advances in tanker design and capacity,

•	tanker freight rates, which are affected by factors that may affect the rate of newbuilding, scrapping and laying up of tankers,

•	the number of tankers that are out of service, and

•	changes in environmental and other regulations that may limit the useful lives of tankers.

Historically, the tanker markets have been volatile as a result of the many conditions and factors that can affect the price, supply and demand for tanker capacity. The current global economic crisis may reduce demand for transportation of oil over longer distances and supply of tankers to carry that oil, which may materially affect our revenues, profitability and cash flows. As of the date of this prospectus, all of our operating vessels are in the Orion Tankers Pool, with Orion Tankers Ltd. as pool manager. In September 2012, we agreed to purchase the 50% interest held by Frontline Ltd. (NYSE:FRO) and became the sole owner of Orion Tankers Ltd. as of January 2, 2013. We are highly dependent on spot market charter rates. If spot charter rates decline, we may be unable to achieve a level of charterhire sufficient for us to operate our vessels profitably. If we are not profitable, we may not be able to meet our obligations, including making payments on any future indebtedness, or paying dividends. Furthermore, as charter rates for spot charters are fixed for a single voyage, which may last up to several weeks, during periods in which spot charter rates are rising, we will generally experience delays in realizing the benefits from such increases, or alternatively lose this opportunity, should the rise be short-lived.

Any decrease in shipments of crude oil may adversely affect our financial performance.

The demand for our vessels and services in transporting oil derives primarily from demand for Arabian Gulf, West African, North Sea and Caribbean crude oil, which, in turn, primarily depends on the economies of the world’s industrial countries and competition from alternative energy sources. A wide range of economic, social and other factors can significantly affect the strength of the world’s industrial economies and their demand for crude oil from the mentioned geographical areas. One such factor is the price of worldwide crude oil. The world’s oil markets have experienced high levels of volatility in the last 25 years. In July 2008, oil prices rose to a high of approximately $143 per barrel before decreasing to approximately $38 per barrel by the end of December 2008 and then rising to approximately $92 per barrel as of the end of December 2010 and continuing to rise to approximately $100 by the end of December 2011. In 2012, crude oil reached a high of $118.74 per barrel and a low of $91.19 per barrel.

Any decrease in shipments of crude oil from the above mentioned geographical areas would have a material adverse effect on our financial performance. Among the factors which could lead to such a decrease are:

•	increased crude oil production from other areas;

•	increased refining capacity in the Arabian Gulf or West Africa;

•	increased use of existing and future crude oil pipelines in the Arabian Gulf or West Africa;

•	a decision by Arabian Gulf or West African oil-producing nations to increase their crude oil prices or to further decrease or limit their crude oil production;

•	armed conflict in the Arabian Gulf and West Africa and political or other factors; and

•	the development and the relative costs of nuclear power, natural gas, coal and other alternative sources of energy.

In addition, the current economic conditions affecting the United States and world economies may result in reduced consumption of oil products and a decreased demand for our vessels and lower charter rates, which could have a material adverse effect on our earnings and our ability to pay dividends.

We are dependent on spot charters and any decrease in spot charter rates in the future may adversely affect our earnings and our ability to pay dividends.

We currently operate a fleet of 20 vessels and all vessels are employed in the spot market. We are highly dependent on spot market charter rates.

We may enter into spot charters for any additional vessels that we may acquire in the future. Although spot chartering is common in the tanker industry, the spot charter market may fluctuate significantly based upon tanker and oil supply and demand. The successful operation of our vessels in the spot charter market depends upon, among other things, obtaining profitable spot charters and minimizing, to the extent possible, time spent waiting for charters and time spent travelling unladen to pick up cargo. The spot market is very volatile, and, in the past, there have been periods when spot rates have declined below the operating cost of vessels. If future spot charter rates decline, then we may be unable to operate our vessels trading in the spot market profitably, meet our obligations, including payments on indebtedness, or to pay dividends. Furthermore, as charter rates for spot charters are fixed for a single voyage which may last up to several weeks, during periods in which spot charter rates are rising, we will generally experience delays in realizing the benefits from such increases.

Our ability to renew the charters on our vessels on the expiration or termination of our current charters, or on vessels that we may acquire in the future, the charter rates payable under any replacement charters and vessel values will depend upon, among other things, economic conditions in the sectors in which our vessels operate at that time, changes in the supply and demand for vessel capacity and changes in the supply and demand for the seaborne transportation of energy resources.

Our results of operations are subject to seasonal fluctuations, which may adversely affect our financial condition.

We operate our vessels in markets that have historically exhibited seasonal variations in demand and, as a result, charter rates. Peaks in tanker demand quite often precede seasonal oil consumption peaks, as refiners and suppliers anticipate consumer demand. Seasonal peaks in oil demand can broadly be classified into two main categories: (1) increased demand prior to Northern Hemisphere winters as heating oil consumption increases and (2) increased demand for gasoline prior to the summer driving season in the United States. Unpredictable weather patterns and variations in oil reserves disrupt tanker scheduling. This seasonality may result in quarter-to-quarter volatility in our operating results, as our vessels will trade in the spot market. Seasonal variations in tanker demand will affect any spot market related rates that we may receive.

Declines in charter rates and other market deterioration could cause us to incur impairment charges.

Our vessels are evaluated for impairment continuously or whenever events or changes in circumstances indicate that the carrying amount of a vessel may not be recoverable. The review for potential impairment indicators and projection of future cash flows related to the vessel is complex and requires us to make various estimates, including future freight rates and earnings from the vessel. All of these items have been historically volatile. We evaluate the recoverable amount as the undiscounted estimated cash flow from the vessels over their remaining useful lives. If the recoverable amount is less than the carrying amount of the vessel and less than the estimated fair market value, the vessel is deemed impaired. The carrying values of our vessels may not represent their fair market value at any point in time because the market prices of secondhand vessels tend to fluctuate with changes in charter rates and the cost of newbuildings. Any impairment charges incurred as a result of declines in charter rates could negatively affect our business, financial condition and operating results. Impairment charges may be limited to each individual vessel or be based on a portfolio approach. In 2012, we have impaired one vessel using an individual approach.

An over-supply of tanker capacity may lead to reductions in charter rates, vessel values, and profitability.

The market supply of tankers is affected by a number of factors such as demand for energy resources, oil, and petroleum products, as well as strong overall economic growth in parts of the world economy including Asia. If the capacity of new ships delivered exceeds the capacity of tankers being scrapped and lost, tanker capacity will increase. If the supply of tanker capacity increases and if the demand for tanker capacity does not increase correspondingly, charter rates could materially decline. A reduction in charter rates and the value of our vessels may have a material adverse effect on our results of operations and our ability to pay dividends.

Acts of piracy on ocean-going vessels could adversely affect our business

Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea, the Indian Ocean and in the Gulf of Aden off the coast of Somalia. Although the frequency of sea piracy worldwide decreased during 2012 to its lowest level since 2009, sea piracy incidents continue to occur, particularly in the Gulf of Aden off the coast of Somalia and increasingly in the Gulf of Guinea, with drybulk vessels and tankers particularly vulnerable to such attacks. If these piracy attacks result in regions in which our vessels are deployed being characterized as “war risk” zones by insurers or Joint War Committee “war and strikes” listed areas, premiums payable for such coverage could increase significantly and such insurance coverage may be more difficult to obtain. In addition, crew costs, including costs which may be incurred to the extent we employ onboard security guards, could increase in such circumstances. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, detention hijacking as a result of an act of piracy against our vessels, or an increase in cost, or unavailability of insurance for our vessels, could have a material adverse impact on our business, financial condition and results of operations.

Changes in the economic and political environment in China and policies adopted by the government to regulate its economy may have a material adverse effect on our business, financial condition and results of operations.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in such respects as structure, government involvement, level of development, growth rate, capital reinvestment, allocation of resources, rate of inflation and balance of payments position. Prior to 1978, the Chinese economy was a planned economy. Since 1978, increasing emphasis has been placed on the utilization of market forces in the development of the Chinese economy. Annual and five-year plans, or State Plans, are adopted by the Chinese government in connection with the development of the economy. Although state-owned enterprises still account for a substantial portion of the Chinese industrial output, in general, the Chinese government is reducing the level of direct control that it exercises over the economy through State Plans and other measures. There is an increasing level of freedom and autonomy in areas such as allocation of resources, production, pricing and management and a gradual shift in emphasis to a “market economy” and enterprise reform. Limited price reforms were undertaken, with the result that prices for certain commodities are principally determined by market forces. Many of the reforms are unprecedented or experimental and may be subject to revision, change or abolition based upon the outcome of such experiments. Recently, China began appointing new members to its Politburo Standing Committee, who are replacing members of the committee who have served for periods of up to 10 years, which obscures the future policy plans of the country. If the Chinese government does not continue to pursue a policy of economic reform the level of imports to and exports from China could be adversely affected by changes to these economic reforms by the Chinese government, as well as by changes in political, economic and social conditions or other relevant policies of the Chinese government, such as changes in laws, regulations or export and import restrictions, all of which could adversely affect our business, operating results and financial condition.

If economic conditions throughout the world do not improve, it will have an adverse impact on our operations and financial results

Negative trends in the global economy that emerged in 2008 continue to adversely affect global economic conditions. In addition, the world economy continues to face a number of challenges, including the recent turmoil and hostilities in the Middle East, North Africa and other geographic areas and countries and continuing economic weakness in the European Union. There has historically been a strong link between the development of the world economy and demand for energy, including oil and gas. An extended period of deterioration in the outlook for the world economy could reduce the overall demand for oil and gas and for our services. We cannot predict how long the current market conditions will last. However, recent and developing economic and governmental factors, together with the concurrent decline in charter rates and vessel values, have had a material adverse effect on our ability to implement our business strategy.

The continued economic slowdown in the Asia Pacific region, especially in Japan and China, may exacerbate the effect on us of the recent slowdown in the rest of the world. Before the global economic financial crisis that began in 2008, China had one of the world’s fastest growing economies in terms of gross domestic product, or GDP, which had a significant impact on shipping demand. The growth rate of China’s GDP decreased to approximately 7.8% for the year ended December 31, 2012, as compared to approximately 9.3% for the year ended December 31, 2011, and continues to remain below pre-2008 levels. China has imposed measures to restrain lending, which may further contribute to a slowdown in its economic growth. China and other countries in the Asia Pacific region may continue to experience slowed or even negative economic growth in the future. Moreover, the current economic slowdown in the economies of the United States, the European Union and other Asian countries may further adversely affect economic growth in China and elsewhere. Our financial condition and results of operations, as well as our future prospects, would likely be impeded by a continuing or worsening economic downturn in any of these countries.

The state of global financial markets and economic conditions may adversely impact our ability to obtain financing on acceptable terms, which may hinder or prevent us from expanding our business.

Global financial markets and economic conditions have been, and continue to be, volatile. Recently, operating businesses in the global economy have faced tightening credit, weakening demand for goods and services, deteriorating international liquidity conditions, and declining markets. There has been a general decline in the willingness by banks and other financial institutions to extend credit, particularly in the shipping industry, due to the historically volatile asset values of vessels. As the shipping industry is highly dependent on the availability of credit to finance and expand operations, it has been negatively affected by this decline.

Also, as a result of concerns about the stability of financial markets generally and the solvency of counterparties specifically, the cost of obtaining money from the credit markets has increased as many lenders have increased interest rates, enacted tighter lending standards, refused to refinance existing debt at all or on terms similar to current debt and reduced, and in some cases ceased, to provide funding to borrowers. Due to these factors, we cannot be certain that financing will be available if needed and to the extent required, on acceptable terms. In addition, these difficulties may adversely affect the financial institutions that provide us with our $430 million revolving credit facility, or the 2012 Credit Facility, and may impair their ability to continue to perform under their financing obligations to us, which could negatively impact our ability to fund current and future obligations. As of the date of this prospectus we have drawn down an aggregate of $250.0 million.

The instability of the euro or the inability of countries to refinance their debts could have a material adverse effect on our revenue, profitability and financial position

As a result of the credit crisis in Europe, in particular in Greece, Italy, Ireland, Portugal and Spain, the European Commission created the European Financial Stability Facility, or the EFSF, and the European Financial Stability Mechanism, or the EFSM, to provide funding to Eurozone countries in financial difficulties that seek such support. In March 2011, the European Council agreed on the need for Eurozone countries to establish a permanent stability mechanism, the European Stability Mechanism, or the ESM, which was established on September 27, 2012 to assume the role of the EFSF and the EFSM in providing external financial assistance to Eurozone countries. Despite these measures, concerns persist regarding the debt burden of certain Eurozone countries and their ability to meet future financial obligations and the overall stability of the euro. An extended period of adverse development in the outlook for European countries could reduce the overall demand for oil and gas and for our services. These potential developments, or market perceptions concerning these and related issues, could affect our financial position, results of operations and cash flow.

Changes in the price of fuel, or bunkers, may adversely affect our profits.

Fuel, or bunkers, is a significant, if not the largest, expense in our shipping operations. Changes in the price of fuel may adversely affect our profitability. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by the Organization of Petroleum Exporting Countries (OPEC) and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. Further, fuel may become much more expensive in the future, which may reduce the profitability and competitiveness of our business versus other forms of transportation, such as truck or rail.

We are subject to complex laws and regulations, including environmental laws and regulations, which can adversely affect our business, results of operations, cash flows and financial condition, and our ability to pay dividends.

Our operations are subject to numerous laws and regulations in the form of international conventions and treaties, national, state and local laws and national and international regulations in force in the jurisdictions in which our vessels operate or are registered, which can significantly affect the ownership and operation of our vessels. These requirements include, but are not limited to, the U.S. Oil Pollution Act of 1990, or OPA, the Comprehensive Environmental Response, Compensation, and Liability Act (generally referred to as CERCLA), the U.S. Clean Water Act, the U.S. Clean Air Act, the U.S. Outer Continental Shelf Lands Act, European Union Regulations, the International Maritime Organization, or IMO, International Convention on Civil Liability for Oil Pollution Damage of 1969 (as from time to time amended and generally referred to as CLC), the IMO International Convention for the Prevention of Pollution from Ships of 1973 (as from time to time amended and generally referred to as MARPOL), the IMO International Convention for the Safety of Life at Sea of 1974 (as from time to time amended and generally referred to as SOLAS), the IMO International Convention on Load Lines of 1966 (as from time to time amended), the International Convention on Civil Liability for Bunker Oil Pollution Damage (generally referred to as the Bunker Convention), the IMO’s International Management Code for the Safe Operation of Ships and Pollution Prevention (generally referred to as the ISM Code), the International Convention for the Control and Management of Ships’ Ballast Water and Sediments Discharge (generally referred to as the BWM Convention), and the U.S. Maritime Transportation Security Act of 2002 (generally referred to as the MTSA). Compliance with such laws, regulations and standards, where applicable, may require installation of costly equipment or operational changes and may affect the resale value or useful lives of our vessels. We may also incur additional costs in order to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to air emissions, including greenhouse gases, the management of ballast waters, maintenance and inspection, development and implementation of emergency procedures and insurance coverage or other financial assurance of our ability to address pollution incidents. These costs could have a material adverse effect on our business, results of operations, cash flows and financial condition and our ability to pay dividends. A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations. Environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault. Under OPA, for example, owners, operators and bareboat charterers are jointly and severally strictly liable for the discharge of oil within the 200-nautical mile exclusive economic zone around the United States (unless the spill results solely from the act or omission of a third party, an act of God or an act of war). An oil spill could result in significant liability, including fines, penalties, criminal liability and remediation costs for natural resource damages under other international and U.S. federal, state and local laws, as well as third-party damages, including punitive damages, and could harm our reputation with current or potential charterers of our tankers. We are required to satisfy insurance and financial responsibility requirements for potential oil (including marine fuel) spills and other pollution incidents. Although we have arranged insurance to cover certain environmental risks, there can be no assurance that such insurance will be sufficient to cover all such risks or that any claims will not have a material adverse effect on our business, results of operations, cash flows and financial condition, and our ability to pay dividends.

Furthermore, the explosion of the Deepwater Horizon and the subsequent release of oil into the Gulf of Mexico, or other events, may result in further regulation of the tanker industry, and modifications to statutory liability schemes, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Increased inspection procedures, tighter import and export controls and new security regulations could increase costs and cause disruption of our business

International shipping is subject to security and customs inspection and related procedures in countries of origin, destination and trans-shipment points. Since the events of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. In 2002 the U.S. MTSA came into effect and to implement certain portions of the MTSA, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. These security procedures can result in delays in the loading, offloading or trans-shipment and the levying of customs duties, fines or other penalties against exporters or importers and, in some cases, carriers. Future changes to the existing security procedures may be implemented that could affect the tanker sector. These changes have the potential to impose additional financial and legal obligations on carriers and, in certain cases, to render the shipment of certain types of goods uneconomical or impractical. These additional costs could reduce the volume of goods shipped, resulting in a decreased demand for vessels and have a negative effect on our business, revenues and customer relations.

Climate change and greenhouse gas restrictions may adversely impact our operations and markets.

Due to concern over the risk of climate change, a number of countries and the IMO have adopted, or are considering the adoption of, regulatory frameworks to reduce greenhouse gas emissions. These regulatory measures may include, among others, adoption of cap and trade regimes, carbon taxes, increased efficiency standards, and incentives or mandates for renewable energy. In addition, although the emissions of greenhouse gases from international shipping currently are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which required adopting countries to implement national programs to reduce emissions of certain gases, a new treaty may be adopted in the future that includes restrictions on shipping emissions. Compliance with changes in laws, regulations and obligations relating to climate change could increase our costs related to operating and maintaining our vessels and require us to install new emission controls, acquire allowances or pay taxes related to our greenhouse gas emissions, or administer and manage a greenhouse gas emissions program. Revenue generation and strategic growth opportunities may also be adversely affected.

Adverse effects upon the oil and gas industry relating to climate change, including growing public concern about the environmental impact of climate change, may also adversely affect demand for our services. For example, increased regulation of greenhouse gases or other concerns relating to climate change may reduce the demand for oil and gas in the future or create greater incentives for use of alternative energy sources. Any long-term material adverse effect on the oil and gas industry could have a significant financial and operational adverse impact on our business that we cannot predict with certainty at this time.

If we fail to comply with international safety regulations, we may be subject to increased liability, which may adversely affect our insurance coverage and may result in a denial of access to, or detention in, certain ports.

The operation of our vessels is affected by the requirements set forth in the IMO’s International Management Code for the Safe Operations of Ships and Pollution Prevention, or the ISM Code, promulgated by the IMO under the International Convention for the Safety of Life at Sea of 1974, or SOLAS. The ISM Code requires the party with operational control of a vessel to develop and maintain an extensive “Safety Management System” that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. If we fail to comply with the ISM Code, we may be subject to increased liability, may invalidate existing insurance or decrease available insurance coverage for our affected vessels and such failure may result in a denial of access to, or detention in, certain ports.

The value of our vessels may fluctuate and any decrease in the value of our vessels could result in a lower price of our common shares.

Tanker values have generally experienced high volatility. The market prices for tankers declined significantly from historically high levels reached in early 2008 and remain at relatively low levels. The market value of our oil tankers can fluctuate, depending on general economic and market conditions affecting the tanker industry. The current volatility in global financial markets may result in a decrease in tanker values. In addition, as vessels grow older, they generally decline in value. These factors will affect the value of our vessels. Declining tanker values could affect our ability to raise cash by limiting our ability to refinance our vessels, thereby adversely impacting our liquidity, or result in a breach of our loan covenants, which could result in defaults under the 2012 Credit Facility. Due to the cyclical nature of the tanker market, if for any reason we sell vessels at a time when tanker prices have fallen, the sale may be at less than the vessel’s carrying amount on our financial statements, with the result that we would also incur a loss and a reduction in earnings. Any such reduction could result in a lower price of our common shares.

If our vessels suffer damage due to the inherent operational risks of the tanker industry, we may experience unexpected dry-docking costs and delays or total loss of our vessels, which may adversely affect our business and financial condition.

Our vessels and their cargoes will be at risk of being damaged or lost because of events such as marine disasters, bad weather and other acts of God, business interruptions caused by mechanical failures, grounding, fire, explosions and collisions, human error, war, terrorism, piracy and other circumstances or events. Changing economic, regulatory and political conditions in some countries, including political and military conflicts, have from time to time resulted in attacks on vessels, mining of waterways, piracy, terrorism, labor strikes and boycotts. These hazards may result in death or injury to persons, loss of revenues or property, the payment of ransoms, environmental damage, higher insurance rates, damage to our customer relationships, market disruptions, delay or rerouting. In addition, the operation of tankers has unique operational risks associated with the transportation of oil. An oil spill may cause significant environmental damage, and the costs associated with a catastrophic spill could exceed the insurance coverage available to us. Compared to other types of vessels, tankers are exposed to a higher risk of damage and loss by fire, whether ignited by a terrorist attack, collision, or other cause, due to the high flammability and high volume of the oil transported in tankers.

If our vessels suffer damage, they may need to be repaired at a dry-docking facility. The costs of dry-dock repairs are unpredictable and may be substantial. We may have to pay dry-docking costs that our insurance does not cover at all or in full. The loss of earnings while these vessels are being repaired and repositioned, as well as the actual cost of these repairs, may adversely affect our business and financial condition. In addition, space at dry-docking facilities is sometimes limited and not all dry-docking facilities are conveniently located. We may be unable to find space at a suitable dry-docking facility or our vessels may be forced to travel to a dry-docking facility that is not conveniently located to our vessels’ positions. The loss of earnings while these vessels are forced to wait for space or to travel to more distant dry-docking facilities may adversely affect our business and financial condition. Further, the total loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator. If we are unable to adequately maintain or safeguard our vessels, we may be unable to prevent any such damage, costs, or loss which could negatively impact our business, financial condition, results of operations and ability to pay dividends.

If labor interruptions are not resolved in a timely manner, they could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

We employ masters, officers and crews to man our vessels. If not resolved in a timely and cost-effective manner, industrial action or other labor unrest could prevent or hinder our operations from being carried out as we expect and could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

We operate our vessels worldwide and as a result, our vessels are exposed to international risks which may reduce revenue or increase expenses.

The international shipping industry is an inherently risky business involving global operations. Our vessels are at a risk of damage or loss because of events such as mechanical failure, collision, human error, war, terrorism, piracy, cargo loss and bad weather. In addition, changing economic, regulatory and political conditions in some countries, including political and military conflicts, have from time to time resulted in attacks on vessels, mining of waterways, piracy, terrorism, labor strikes and boycotts. These sorts of events could interfere with shipping routes and result in market disruptions which may reduce our revenue or increase our expenses.

International shipping is subject to various security and customs inspections and related procedures in countries of origin and destination and trans-shipment points. Inspection procedures can result in the seizure of the cargo and/or our vessels, delays in loading, offloading or delivery, and the levying of customs duties, fines or other penalties against us. It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Furthermore, changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, results of operations, cash flows, financial condition and available cash.

World events could affect our results of operations and financial condition.

Continuing conflicts and recent developments in the Middle East, including Egypt, and North Africa, including Libya, and the presence of the United States and other armed forces in Afghanistan, may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could also adversely affect our ability to obtain financing on terms acceptable to us or at all. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea and the Gulf of Aden off the coast of Somalia. Any of these occurrences, or the perception that our vessels are potential terrorist targets, could have a material adverse impact on our operating results, revenues, costs and ability to pay dividends in amounts anticipated or at all.

The smuggling of drugs or other contraband onto our vessels may lead to governmental claims against us.

We expect that our vessels will call in ports where smugglers attempt to hide drugs and other contraband on vessels, with or without the knowledge of crew members. To the extent our vessels are found with contraband, whether inside or attached to the hull of our vessel and whether with or without the knowledge of any of our crew, we may face governmental or other regulatory claims which could have an adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

From time to time, our vessels call on ports located in countries that are subject to restrictions imposed by the U.S. or other governments, that could adversely affect our reputation and the market for our common stock.

From time to time, vessels in our fleet call on ports located in countries subject to sanctions and embargoes imposed by the U.S. government and countries identified by the U.S. government as state sponsors of terrorism, such as Sudan. The Company has not been involved in business to and from Cuba, Syria or Iran during the period January 1 through December 31, 2012. Our vessels may, on charterers’ instructions, call on ports in Sudan. The U.S. sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. With effect from July 1, 2010, the U.S. enacted the Comprehensive Iran Sanctions Accountability and Divestment Act, or CISADA, which expanded the scope of the Iran Sanctions Act. Among other things, CISADA expands the application of the prohibitions to companies, such as ours, and introduces limits on the ability of companies and persons to do business or trade with Iran when such activities relate to the investment, supply or export of refined petroleum or petroleum products. In addition, on May 1, 2012, President Obama signed Executive Order 13608 which prohibits foreign persons from violating or attempting to violate, or causing a violation of any sanctions in effect against Iran or facilitating any deceptive transactions for or on behalf of any person subject to U.S. sanctions. Any persons found to be in violation of Executive Order 13608 will be deemed a foreign sanctions evader and will be banned from all contacts with the United States, including conducting business in U.S. dollars. Also in 2012, President Obama signed into law the Iran Threat Reduction and Syria Human Rights Act of 2012, or the Iran Threat Reduction Act, which created new sanctions and strengthened existing sanctions. Among other things, the Iran Threat Reduction Act intensifies existing sanctions regarding the provision of goods, services, infrastructure or technology to Iran’s petroleum or petrochemical sector. The Iran Threat Reduction Act also includes a provision requiring the President of the United States to impose five or more sanctions from Section 6(a) of the Iran Sanctions Act, as amended, on a person the President determines is a controlling beneficial owner of, or otherwise owns, operates, or controls or insures a vessel that was used to transport crude oil from Iran to another country and (1) if the person is a controlling beneficial owner of the vessel, the person had actual knowledge the vessel was so used or (2) if the person otherwise owns, operates, or controls, or insures the vessel, the person knew or should have known the vessel was so used. Such a person could be subject to a variety of sanctions, including exclusion from U.S. capital markets, exclusion from financial transactions subject to U.S. jurisdiction, and exclusion of that person’s vessels from U.S. ports for up to two years.

Although we believe that we have been in compliance with all applicable sanctions and embargo laws and regulations, and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines, penalties or other sanctions that could severely impact our ability to access U.S. capital markets and conduct our business, and could result in some investors deciding, or being required, to divest their interest, or not to invest, in us Additionally, some investors may decide not to invest in our company simply because we do business with companies that do business in sanctioned countries. The determination by these investors not to invest in, or to divest from, our common stock may adversely affect the price at which our common stock trades. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our vessels, and those violations could in turn negatively affect our reputation. In addition, our reputation and the market for our securities may be adversely affected if we engage in certain other activities, such as entering into charters with individuals or entities in countries subject to U.S. sanctions and embargo laws that are not controlled by the governments of those countries, or engaging in operations associated with those countries pursuant to contracts with third parties that are unrelated to those countries or entities controlled by their governments. Investor perception of the value of our common stock may be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.

Maritime claimants could arrest our vessels, which would have a negative effect on our cash flows.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien holder may enforce its lien by arresting or attaching a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our business or require us to pay large sums of money to have the arrest lifted, which would have a negative effect on our cash flows.

In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert “sister ship” liability against one vessel in our fleet for claims relating to another of our ships.

Governments could requisition our vessels during a period of war or emergency, which may negatively impact our business, financial condition, results of operations and ability to pay dividends.

A government could requisition for title or seize our vessels. Requisition for title occurs when a government takes control of a vessel and becomes the owner. Also, a government could requisition our vessels for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes the charterer at government-dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of one or more of our vessels may negatively impact our business, financial condition, results of operations and ability to pay dividends.

Company Specific Risk Factors

We operate in a cyclical and volatile industry and cannot guarantee that we will continue to make cash distributions.

We have made cash distributions quarterly since October 1997. It is possible that our revenues could be reduced as a result of decreases in charter rates or that we could incur other expenses or contingent liabilities that would reduce or eliminate the cash available for distribution as dividends. Our 2012 Credit Facility prohibits the declaration and payment of dividends if we are in default under the 2012 Credit Facility. We refer you to Item 5—Operating and Financial Review and Prospectus—Liquidity and Capital Resources—Our Credit Facilities for more details. We may not continue to pay dividends at rates previously paid or at all.

A decision of our Board of Directors and the laws of Bermuda may prevent the declaration and payment of dividends.

Our ability to declare and pay dividends is subject at all times to the discretion of our Board of Directors and compliance with Bermuda law, and may be dependent upon the adoption at the annual meeting of shareholders of a resolution effectuating a reduction in our share premium in an amount equal to the estimated amount of dividends to be paid in the next succeeding year. We refer you to Item 8—Financial Information—Dividend Policy for more details. We may not continue to pay dividends at rates previously paid or at all.

If we do not identify suitable tankers for acquisition or successfully integrate any acquired tankers, we may not be able to grow or to effectively manage our growth.

One of our principal strategies is to continue to grow by expanding our operations and adding to our fleet. Our future growth will depend upon a number of factors, some of which may not be within our control. These factors include our ability to:

•	identify suitable tankers and/or shipping companies for acquisitions at attractive prices, which may not be possible if asset prices rise too quickly,

•	manage relationships with customers and suppliers,

•	identify businesses engaged in managing, operating or owning tankers for acquisitions or joint ventures,

•	integrate any acquired tankers or businesses successfully with our then-existing operations,

•	hire, train and retain qualified personnel and crew to manage and operate our growing business and fleet,

•	identify additional new markets,

•	improve our operating, financial and accounting systems and controls, and

•	obtain required financing for our existing and new operations.

Our failure to effectively identify, purchase, develop and integrate any tankers or businesses could adversely affect our business, financial condition and results of operations. In addition, in November 2004, we transitioned from a bareboat charter company to an operating company. We may incur unanticipated expenses as an operating company. The number of employees of Scandic American Shipping Ltd., or the Manager, that perform services for us and our current operating and financial systems may not be adequate as we implement our plan to expand the size of our fleet. Finally, acquisitions may require additional equity issuances or debt issuances (with amortization payments), both of which could lower dividends per share. If we are unable to execute the points noted above, our financial condition and dividend rates may be adversely affected.

If we purchase and operate secondhand vessels, we will be exposed to increased operating costs which could adversely affect our earnings and, as our fleet ages, the risks associated with older vessels could adversely affect our ability to obtain profitable charters.

Our current business strategy includes additional growth through the acquisition of new and secondhand vessels. We took delivery of four secondhand vessels from July 2009 to September 2011. We did not take delivery of any vessels in 2012. While we always inspect secondhand vessels prior to purchase, this does not provide us with the same knowledge about their condition that we would have had if these vessels had been built for and operated exclusively by us. We may receive the benefit of warranties from the builders for the secondhand vessels that we acquire direct from yard.

In general, the costs to maintain a vessel in good operating condition increases with the age of the vessel.

Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage.

If we do not set aside funds and are unable to borrow or raise funds for vessel replacement, at the end of a vessel’s useful life our revenue will decline, which would adversely affect our business, results of operations, financial condition and ability to pay dividends.

If we do not set aside funds and are unable to borrow or raise funds for vessel replacement, we will be unable to replace the vessels in our fleet upon the expiration of their remaining useful lives, which we expect to range from 10 years to 24 years, depending on the type of vessel. Our cash flows and income are dependent on the revenues earned by the chartering of our vessels. If we are unable to replace the vessels in our fleet upon the expiration of their useful lives, our business, results of operations, financial condition and ability to pay dividends would be adversely affected. Any funds set aside for vessel replacement will not be available for dividends.

We may be unable to attract and retain key management personnel in the tanker industry, which may negatively impact the effectiveness of our management and our results of operation

Our success depends to a significant extent upon the abilities and efforts of the Manager and our management team. Our success will depend upon our and the Manager’s ability to hire and retain key members of our management team. Difficulty in hiring and retaining personnel could adversely affect our results of operations. We do not maintain “key man” life insurance on any of our officers.

Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without an appropriate work permit granted by the Bermuda government. Work permits may be granted or extended by the Bermuda government upon showing that, after proper public advertisement in most cases, no Bermudian (or spouse of a Bermudian) is available who meets the minimum standard requirements for the advertised position.

An increase in operating costs would decrease earnings and dividends per share.

Under the spot charters of all of our operating vessels, we are responsible for vessel operating expenses. Our vessel operating expenses include the costs of crew, fuel (for spot chartered vessels), provisions, deck and engine stores, insurance and maintenance and repairs, which fuels depend on a variety of factors, many of which are beyond our control. Some of these costs, primarily relating to insurance and enhanced security measures implemented after September 11, 2001, have been increasing. If our vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and can be substantial. Increases in any of these expenses would decrease earnings and dividends per share.

If we are unable to operate our vessels profitably, we may be unsuccessful in competing in the highly competitive international tanker market, which would negatively affect our financial condition and our ability to expand our business.

The operation of tanker vessels and transportation of crude and petroleum products is extremely competitive. The current global financial crisis may reduce the demand for transportation of oil and oil products which could lead to increased competition. Competition arises primarily from other tanker owners, including major oil companies as well as independent tanker companies, some of whom have substantially greater resources than we do. Competition for the transportation of oil and oil products can be intense and depends on price, location, size, age, condition and the acceptability of the tanker and its operators to the charterers. We will have to compete with other tanker owners, including major oil companies as well as independent tanker companies.

Our market share may decrease in the future. We may not be able to compete profitably as we expand our business into new geographic regions or provide new services. New markets may require different skills, knowledge or strategies than we use in our current markets, and the competitors in those new markets may have greater financial strength and capital resources than we do.

Servicing our debt limits funds available for other purposes and if we cannot service our debt, we may lose our vessels.

Borrowing under the 2012 Credit Facility requires us to dedicate a part of our cash flow from operations to paying interest on our indebtedness. These payments limit funds available for working capital, capital expenditures and other purposes, including making distributions to shareholders and further equity or debt financing in the future. Amounts borrowed under the 2012 Credit Facility bear interest at variable rates. Increases in prevailing rates could increase the amounts that we would have to pay to our lenders, even though the outstanding principal amount remains the same, and our net income and cash flows would decrease. We expect our earnings and cash flow to vary from year to year due to the cyclical nature of the tanker industry. In addition, our current policy is not to accumulate cash, but rather to distribute our available cash to shareholders. If we do not generate or reserve enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	seeking to raise additional capital,

•	refinancing or restructuring our debt,

•	selling tankers or other assets, or

•	reducing or delaying capital investments.

However, these alternative financing plans, if necessary, may not be sufficient to allow us to meet our debt obligations. If we are unable to meet our debt obligations or if some other default occurs under the 2012 Credit Facility, the lenders could elect to declare that debt, together with accrued interest and fees, to be immediately due and payable and proceed against the collateral securing that debt, which constitutes our entire fleet.

Our 2012 Credit Facility contains restrictive covenants which limit our liquidity and corporate activities, which could negatively affect our growth and cause our financial performance to suffer.

The 2012 Credit Facility imposes operating and financial restrictions on us. These restrictions may limit our ability to:

•	pay dividends and make capital expenditures if we do not repay amounts drawn under the 2012 Credit Facility or if we are otherwise in default under the 2012 Credit Facility,

•	create or allow to subsist any security interest over any of the Company’s vessels,

•	change the flag, class or management of our vessels or terminate or materially amend the management agreement relating to each vessel,

•	sell our vessels,

•	merge or consolidate with, or transfer all or substantially all of our assets to another person, or

•	enter into a new line of business.

Therefore, we may need to seek permission from our lenders in order to engage in some corporate actions. Our lenders’ interests may be different from ours and we may not be able to obtain our lenders’ permission when needed. This may limit our ability to pay dividends to you, finance our future operations or capital requirements, make acquisitions or pursue business opportunities.

If the recent volatility in LIBOR rates continues, it could affect our profitability, earnings and cash flow.

Interest in most loan agreements in our industry, including our 2012 Credit Facility, is based on published London Interbank Offered Rates, or LIBOR. Amounts borrowed under our 2012 Credit Facility bear interest at an annual rate equal to LIBOR plus a margin. LIBOR rates have recently been volatile, with the spread between those rates and prime lending rates widening significantly at times. These conditions are the result of the recent disruptions in the international credit markets. Because the interest rates borne by amounts that we drawdown under our 2012 Credit Facility fluctuate with changes in the LIBOR rates, if this volatility were to continue, it would affect the amount of interest payable on amounts that we drawdown from our 2012 Credit Facility, which in turn, would have an adverse effect on our profitability, earnings and cash flow.

We are subject to certain risks with respect to our counterparties on contracts, and failure of such counterparties to meet their obligations could cause us to suffer losses or negatively impact our results of operations and cash flows.

We have entered into various contracts, including charter parties with our customers, through Orion Tankers pool, and our 2012 Credit Facility and from time to time, we may enter into newbuilding contracts. Such agreements subject us to counterparty risks. The ability of each of our counterparties to perform its obligations under a contract with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the maritime and offshore industries, the overall financial condition of the counterparty, charter rates received for specific types of vessels, and various expenses. For example, the combination of a reduction of cash flow resulting from declines in world trade, a reduction in borrowing bases under reserve-based credit facilities and the lack of availability of debt or equity financing may result in a significant reduction in the ability of our charterers to make charter payments to us. In addition, in depressed market conditions, our charterers and customers may no longer need a vessel that is currently under charter or contract or may be able to obtain a comparable vessel at lower rates. As a result, charterers and customers may seek to renegotiate the terms of their existing charter parties or avoid their obligations under those contracts. Should a counterparty fail to honor its obligations under agreements with us, we could sustain significant losses which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our insurance may not be adequate to cover our losses that may result from our operations due to the inherent operational risks of the tanker industry.

We carry insurance to protect us against most of the accident-related risks involved in the conduct of our business, including marine hull and machinery insurance, protection and indemnity insurance, which includes pollution risks, crew insurance and war risk insurance. However, we may not be adequately insured to cover losses from our operational risks, which could have a material adverse effect on us. Additionally, our insurers may refuse to pay particular claims and our insurance may be voidable by the insurers if we take, or fail to take, certain action, such as failing to maintain certification of our vessels with applicable maritime regulatory organizations. Any significant uninsured or under-insured loss or liability could have a material adverse effect on our business, results of operations, cash flows and financial condition and our ability to pay dividends. In addition, we may not be able to obtain adequate insurance coverage at reasonable rates in the future during adverse insurance market conditions.

As a result of the September 11, 2001 attacks, the U.S. response to the attacks and related concern regarding terrorism, insurers have increased premiums and reduced or restricted coverage for losses caused by terrorist acts generally. Accordingly, premiums payable for terrorist coverage have increased substantially and the level of terrorist coverage has been significantly reduced.

Any loss of a vessel or extended vessel off-hire, due to an accident or otherwise, could have a material adverse effect on our business, results of operations and financial condition and our ability to pay dividends.

Because we obtain some of our insurance through protection and indemnity associations, which result in significant expenses to us, we may be required to make additional premium payments.

We may be subject to increased premium payments, or calls, in amounts based on our claim records, as well as the claim records of other members of the protection and indemnity associations through which we receive insurance coverage for tort liability, including pollution-related liability. In addition, our protection and indemnity associations may not have enough resources to cover claims made against them. Our payment of these calls could result in significant expense to us, which could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

Because some of our expenses are incurred in foreign currencies, we are exposed to exchange rate fluctuations, which could negatively affect our results of operations.

The charterers of our vessels pay us in U.S. Dollars. While we currently incur all of our expenses in U.S. Dollars, we have in the past incurred expenses in other currencies, most notably the Norwegian krone. Declines in the value of the U.S. dollar relative to the Norwegian krone, or the other currencies in which we may incur expenses in the future, would increase the U.S. Dollar cost of paying these expenses and thus would adversely affect our results of operations.

We may have to pay tax on United States source income, which would reduce our earnings.

Under the United States Internal Revenue Code of 1986, as amended, or the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as ourselves, attributable to transportation that begins or ends, but that does not both begin and end, in the United States will be characterized as U.S. source shipping income and such income is subject to a 4% United States federal income tax, without the benefit of deductions, unless that corporation is entitled to a special tax exemption under the Code which applies to income derived by certain non-United States corporations from the international operations of ships. We believe that we currently qualify for this statutory tax exemption and we have taken, and will continue to take, this position on the Company’s United States federal income tax returns. However, there are several risks that could cause us to become subject to tax on our United States source shipping income. Due to the factual nature of the issues involved, we can give no assurances as to our tax-exempt status.

If we are not entitled to this statutory tax exemption for any taxable year, we would be subject for any such year to a 4% U.S. federal income tax on our U.S. source shipping income, without the benefit of deductions. The imposition of this tax could have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders.

If the United States Internal Revenue Service were to treat us as a “passive foreign investment company,” that could have adverse tax consequences for United States shareholders.

A foreign corporation is treated as a “passive foreign investment company,” or PFIC, for United States federal income tax purposes, if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of passive income. For purposes of these tests, cash is treated as an asset that produces passive income, and passive income includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. Income derived from the performance of services does not constitute passive income. United States shareholders of a PFIC may be subject to a disadvantageous United States federal income tax regime with respect to the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

We believe that we ceased to be a PFIC beginning with the 2005 taxable year. Based on our current and expected future operations, we believe that we are not currently a PFIC, nor do we anticipate that we will become a PFIC for any future taxable year. As a result, non-corporate United States shareholders should be eligible to treat dividends paid by us in 2006 and thereafter as “qualified dividend income” which is subject to preferential tax rates.

We expect to derive more than 25% of our income each year from our spot chartering or time chartering activities. We also expect that more than 50% of the value of our assets will be devoted to our spot chartering and time chartering. Therefore, since we believe that such income will be treated for relevant United States federal income tax purposes as services income, rather than rental income, we have taken, and will continue to take, the position that such income should not constitute passive income, and that the assets that we own and operate in connection with the production of that income, in particular our vessels, should not constitute assets that produce or are held for the production of passive income for purposes of determining whether we are a PFIC in any taxable year.

There is, however, no direct legal authority under the PFIC rules addressing our method of operation. We believe there is substantial legal authority supporting our position consisting of case law and United States Internal Revenue Service, or IRS, pronouncements concerning the characterization of income derived from time charters and voyage charters as services income rather than rental income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. Accordingly, no assurance can be given that the IRS or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of our operations.

If the IRS or a court of law were to find that we are or have been a PFIC for any taxable year beginning with the 2005 taxable year, our United States shareholders who owned their shares during such year would face adverse United States federal income tax consequences and certain information reporting obligations. Under the PFIC rules, unless those United States shareholders made or make an election available under the Code (which election could itself have adverse consequences for such United States shareholders), such United States shareholders would be subject to United States federal income tax at the then highest income tax rates on ordinary income plus interest upon excess distributions (i.e., distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the United States shareholder’s holding period for our common shares) and upon any gain from the disposition of our common shares, as if the excess distribution or gain had been recognized ratably over the United States shareholder’s holding period of our common shares. In addition, non-corporate United States shareholders would not be eligible to treat dividends paid by us as “qualified dividend income” if we are a PFIC in the taxable year in which such dividends are paid or in the immediately preceding taxable year.

Risks Relating to Our Common Shares

Our common share price may be highly volatile and future sales of our common shares could cause the market price of our common shares to decline.

The market price of our common shares has historically fluctuated over a wide range and may continue to fluctuate significantly in response to many factors, such as actual or anticipated fluctuations in our operating results, changes in financial estimates by securities analysts, economic and regulatory trends, general market conditions, rumors and other factors, many of which are beyond our control. Since 2008, the stock market has experienced extreme price and volume fluctuations. If the volatility in the market continues or worsens, it could have an adverse affect on the market price of our common shares and impact a potential sale price if holders of our common shares decide to sell their shares.

Because we are a foreign corporation, you may not have the same rights that a shareholder in a U.S. corporation may have.

We are a Bermuda exempted company. Our memorandum of association, bye-laws and the Companies Act, 1981 of Bermuda (the “Companies Act”), govern our affairs. The Companies Act does not as clearly establish your rights and the fiduciary responsibilities of our directors as do statutes and judicial precedent in some U.S. jurisdictions. Therefore, you may have more difficulty in protecting your interests as a shareholder in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction. There is a statutory remedy under Section 111 of the Companies Act which provides that a shareholder may seek redress in the courts as long as such shareholder can establish that our affairs are being conducted, or have been conducted, in a manner oppressive or prejudicial to the interests of some part of the shareholders, including such shareholder.

We are incorporated in Bermuda and it may not be possible for our investors to enforce U.S. judgments against us.

We are incorporated in the Islands of Bermuda. Substantially all of our assets are located outside the U.S. In addition, most of our directors and officers are non-residents of the U.S., and all or a substantial portion of the assets of these non-residents are located outside the U.S. As a result, it may be difficult or impossible for U.S. investors to serve process within the U.S. upon us, or our directors and officers or to enforce a judgment against us for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which we are incorporated or where our are located (1) would enforce judgments of U.S. courts obtained in actions against us based upon the civil liability provisions of applicable U.S. federal and state securities laws or (2) would enforce, in original actions, liabilities against us based on those laws.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this prospectus and the documents incorporated by reference in this prospectus may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements, which include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, including management’s examination of historical operating trends, data contained in our records and data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The factors discussed under the caption “Risk Factors” and matters discussed elsewhere in this prospectus and in the documents incorporated by reference in this prospectus could cause actual results to differ materially from those discussed in the forward-looking statements.

SHARE HISTORY AND MARKETS

Since November 16, 2004, the primary trading market for our common shares has been the New York Stock Exchange, or the NYSE, on which our shares are listed under the symbol “NAT.”

The following table sets forth the high and low market prices for shares of our common stock as reported by the New York Stock Exchange:

For the year ended:	NYSE HIGH	NYSE LOW
2008	$42.00	$22.00
2009	$38.10	$22.25
2010	$34.19	$25.27
2011	$26.80	$11.58
2012	$16.04	8.15

For the quarter ended:	NYSE HIGH	NYSE LOW
March 31, 2011	$26.80	$23.60
June 30, 2011	$25.19	$21.41
September 30, 2011	$23.00	$14.07
December 31, 2011	$15.95	$11.58
March 31, 2012	$16.04	12.20
June 30, 2012	$15.96	12.00
September 30, 2012	$13.88	10.03
December 31, 2012	$10.22	8.15

The high and low market prices for our common shares by month since September 2012 have been as follows:

For the month:	NYSE HIGH	NYSE LOW
September 2012	$11.76	$10.03
October 2012	$10.22	$8.28
November 2012	$9.76	$8.20
December 2012	$9.13	$8.15
January 2013	$9.61	$8.51
February 2013	$9.36	$8.66
March 2013*	$9.55	$8.74

*	As of March 15, 2013

USE OF PROCEEDS

We intend to use net proceeds from the sale of securities as set forth in the applicable prospectus supplement.

CAPITALIZATION

Each prospectus supplement will include information on the Company’s consolidated capitalization.

ENFORCEMENT OF CIVIL LIABILITIES

There is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a United States judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to the public policy of Bermuda. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, may not be entertained by a Bermuda court to the extent it is contrary to Bermuda public policy. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, may not be available under Bermuda law or enforceable in a Bermuda court, to the extent they are contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violations of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited ratio of earnings to fixed charges for each of the preceding five fiscal years.(1)

	For the years ended December 31,
	2012	2011	2010	2009	2008
	(in thousands of U.S. dollars)
Earnings
Net Income	(73,192)	(72,298)	(809)	1,012	118,844
Add: Fixed Charges	5,851	3,047	2,251	2,179	3,582
Less: Interest Capitalized	0	(918)	(382)	(430)	(306)
Total Earnings	(67,351)	(69,515)	1,815	3,459	122,854
Fixed Charges
Interest expensed and capitalized	4,485	2,394	1,598	1,526	2,964
Amortization and write-off of capitalized expenses relating to indebtedness	1,366	654	654	654	618
Total Fixed Charges	5,851	3,048	2,252	2,180	3,582
Ratio of Earnings to Fixed Charges (2)	—	—	—	1.3	34.1
Dollar amount of the coverage deficiency	73,192	73,216	1,191	—	—

(1)	We have not issued any preferred share as of the date of this prospectus.
(2)	For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income available to common shareholders plus interest expensed and any amortization and write-off of capitalized expenses relating to indebtedness. Fixed charges consist of interest expensed and capitalized, the interest portion of rental expense and amortization and write-off of capitalized expenses relating to indebtedness.

PLAN OF DISTRIBUTION

We may sell or distribute our securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell our securities included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

In addition, we may enter into option or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of our common shares by broker-dealers;

•	sell common shares short and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us, or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act.

As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or re-allowed or paid to dealers. Furthermore, we, our executive officers and our directors may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for our common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to the securities offered and sold by us under this Registration Statement.

As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, formerly the National Association of Securities Dealers, Inc., the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 promulgated by the Commission under the Securities Act.

DESCRIPTION OF CAPITAL STOCK

Under our Memorandum of Association, as amended, our authorized capital consists of 90,000,000 shares having a par value of $0.01 per share, of which 54,825,751 shares are issued and outstanding as of the date of this prospectus. All of our shares are in registered form. Our common shares are listed on the New York Stock Exchange under the symbol “NAT.”

Share History

In January 2013, the Company completed the acquisition of 100% of the shares of Scandic American Shipping Ltd. from a company owned by the Chairman and Chief Executive Officer of the Company, Mr. Herbjørn Hansson and his family. As part of the consideration payable to the seller, the Company issued an aggregate of 1,910,112 common shares of the Company, which are subject to a one-year lock up agreement. Following the completion of the acquisition, we had a total of 54,825,751 common shares issued and outstanding.

In January 2012, the Company completed an underwritten follow-on offering of 5,500,000 common shares. The net proceeds from the offering were approximately $75.6 million. In connection with that offering and pursuant to the Management Agreement, we issued an additional 112,245 restricted common shares to the Manager at a purchase price equal to such shares’ par value of $0.01 per share. Following the closing of the follow-on offering, we had a total of 52,915,639 common shares issued and outstanding.

In April 2011, the Company issued 400,000 common shares under the 2011 Equity Incentive Plan which were allocated among 23 persons employed in the management of the Company, the Manager and the members of the Board.

In January 2010, the Company completed an underwritten follow-on offering of 4,600,000 common shares. The net proceeds from the offering were approximately $136.5 million. In connection with that offering and pursuant to the Management Agreement, we issued an additional 93,878 restricted common shares to the Manager at a purchase price equal to such shares’ par value of $0.01 per share. Following the closing of the follow-on offering, we had a total of 46,898,782 common shares issued and outstanding.

On August 14, 2009, we announced that we cancelled all stock options reserved for issuance under our 2004 Stock Incentive Plan, including the 320,000 options previously granted to our directors, our Chairman and Chief Executive Officer, our employees and employees of our manager, Scandic American Shipping Ltd., or the Manager. The 2004 Stock Incentive Plan was established in November 2004.

The stock options were cancelled in exchange for a payment equal to the difference between the strike price of the options and the closing price of $30.70 per share for our common shares on the New York Stock Exchange on August 13, 2009. The compensation of $7.23 per option resulted in a cash outlay of $2.3 million for the Company, which was covered by cash on hand. The cancellation of the options is resulted in a charge of approximately $450,000 to our profit and loss account for the third quarter of 2009. Following the cancellation described above, there are no more stock options outstanding under the 2004 Stock Incentive Plan.

In May 2009, the Company completed a follow-on public offering of 4,225,000 common shares, resulting in aggregate net proceeds to the Company, before expenses relating to the offering, of approximately $130.0 million, in order to fund further acquisitions under planning and for general corporate purposes. In connection with that offering and pursuant to the Management Agreement, we issued an additional 86,225 restricted common shares to the Manager at a purchase price equal to such shares’ par value of $0.01 per share. Following the closing of the follow-on offering, we had a total of 42,204,904 common shares issued and outstanding.

Memorandum of Association and Bye-Laws

The following description of our share capital summarizes the material terms of our Memorandum of Association and our amended and restated bye-laws, copies of which have been filed as identified in the exhibit index to this registration statement and are incorporated by reference herein.

Under our Memorandum of Association, as amended, our authorized capital consists of 90,000,000 common shares having a par value of $0.01 per share.

The purposes and powers of the Company include the entering into of any guarantee, contract, indemnity or suretyship and to assure, support, secure, with or without the consideration or benefit, the performance of any obligations of any person or persons; and the borrowing and raising of money in any currency or currencies to secure or discharge any debt or obligation in any manner.

Our amended and restated bye-laws provide that our Board shall convene and the Company shall hold annual general meetings of shareholders in accordance with the requirements of the Companies Act 1981, or the Companies Act, at such times and places as the Board shall decide. However, under Bermuda law, a company may, by resolution in general meeting, elect to dispense with the holding of an annual general meeting for (a) the year in which it is made and any subsequent year or years; (b) for a specified number of years; or (c) indefinitely. Our Board may call special general meetings of shareholders at its discretion or as required by the Companies Act. Under the Companies Act, holders of one-tenth of our issued common shares may call special general meetings.

Under our amended and restated bye-laws, five clear days advance notice of an annual general meeting or any special general meeting must be given to each shareholder entitled to vote at that meeting unless, in the case of an annual general meeting, such meeting is agreed to by all of the shareholders entitled to vote thereat and, in the case of any other meeting, such meeting is agreed to by at least 75% of the shareholders entitled to vote thereat. Under Bermuda law, accidental failure to give notice will not invalidate proceedings at a meeting. Our Board may set a record date for the purpose of identifying the persons entitled to receive notice of and vote at a meeting of shareholders at any time before or after the date on which such notice is dispatched.

Our Board must consist of at least three and no more than 11 directors, or such number in excess thereof as the Board may from time to time determine by resolution. Our directors are not required to retire because of their age, and our directors are not required to be holders of our common shares. Directors serve for one-year terms, and shall serve until re-elected or until their successors are appointed at the next annual general meeting. Casual vacancies on our Board may be filled by a majority vote of the then-current directors, as long as a quorum remains in office.

Any director retiring at an annual general meeting will be eligible for reappointment and will retain office until the close of the meeting at which such director retires or (if earlier) until a resolution is passed at that meeting not to fill the vacancy or the resolution to re-appoint such director is put to a vote at the meeting and is lost. If a director’s seat is not filled at the annual general meeting at which he or she retires, such director shall be deemed to have been reappointed unless it is resolved by the shareholders not to fill the vacancy or a resolution for the reappointment of the director is voted upon and lost. No person other than a director retiring shall be appointed a director at any general meeting unless (i) he or she is recommended by the Board or (ii) a notice executed by a shareholder (not being the person to be proposed) to propose such person for appointment has been received by our secretary no less than 120 days and no more than 150 days before the anniversary of the date of the release of the Company’s proxy statement to shareholders in connection with the prior year’s annual general meeting.

A director may at any time summon a meeting of the Board. The quorum necessary for the transaction of business at a meeting of the Board may be fixed by the Board and, unless so fixed at any other number, shall be two directors. Questions arising at any meeting of the Board shall be determined by a majority of the votes cast.

Our amended and restated bye-laws do not prohibit a director from being a party to, or otherwise having an interest in, any transaction or arrangement with the Company or in which the Company is otherwise interested. Our amended and restated bye-laws provide that a director who has an interest in any transaction or arrangement with the Company and who has complied with the provisions of the Companies Act and with our amended and restated bye-laws with regard to disclosure of such interest shall be taken into account in ascertaining whether a quorum is present, and will be entitled to vote in respect of any transaction or arrangement in which he is so interested.

Our amended and restated bye-laws permit us to increase our authorized share capital with the approval of a majority of votes cast in respect of our outstanding common shares represented in person or by proxy.

There are no pre-emptive, redemption, conversion or sinking fund rights attached to our common shares. The holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our amended and restated bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. Shareholders present in person or by proxy and entitled to vote at a meeting of shareholders representing the holders of at least one-third of the issued shares entitled to vote at such general meeting shall be a quorum for all purposes.

Under our amended and restated bye-laws, our Board is authorized to attach to our undesignated shares such preferred, qualified or other special rights, privileges, conditions and restrictions as the board of directors may determine. The board of directors may allot our undesignated shares in more than one series and attach particular rights and restrictions to any such shares by resolution; provided, however, that the board of directors may not attach any rights or restrictions to our undesignated shares that would alter or abrogate any of the special rights attached to any other class or series of shares without such sanction as is required for any such alternation or abrogation unless expressly authorized to do so by the rights attaching to or by the terms of the issue of such shares.

Subject to Bermuda law, special rights attaching to any class of our shares may be altered or abrogated with the consent in writing of not less than 75% of the issued shares of that class or with the sanction of a resolution of the holders of such shares voting in person or by proxy.

In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any outstanding preference shares.

Our amended and restated bye-laws provide that our Board may, from time to time, declare and pay dividends or distributions out of contributed surplus, which we refer to collectively as dividends. Each common share is entitled to dividends if and when dividends are declared by our Board, subject to any preferred dividend right of the holders of any preference shares.

There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our common shares.

Bermuda law permits the bye-laws of a Bermuda company to contain a provision indemnifying the Company’s directors and officers for any loss arising or liability attaching to him or her by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty, save with respect to fraud or dishonesty. Bermuda law also grants companies the power generally to indemnify directors and officers of a company, except in instances of fraud and dishonesty, if any such person was or is a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director and officer of such company or was serving in a similar capacity for another entity at such company’s request.

Our amended and restated bye-laws provide that each director, alternate director, officer, person or member of a committee, if any, resident representative, and any liquidator, manager or trustee for the time being acting in relation to the affairs of the Company, and his heirs, executors or administrators, which we refer to collectively as an indemnitee, will be indemnified and held harmless out of our assets to the fullest extent permitted by Bermuda law against all liabilities, loss, damage or expense (including, but not limited to, liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his duties except in respect of fraud or dishonesty. In addition, each indemnitee shall be indemnified out of the assets of the Company against all liabilities incurred in defending any proceedings, whether civil or criminal, in which judgment is given in such indemnitee’s favor, or in which he is acquitted.

Under our amended and restated bye-laws, we and our shareholders have agreed to waive any claim or right of action we or they may have at any time against any indemnitee on account of any action taken by such indemnitee or the failure of such indemnitee to take any action in the performance of his duties with or for the Company with the exception of any claims or rights of action arising out of fraud or actions to recover any gain, personal profit or advantage to which such indemnitee is not legally entitled.

Our Board may, at its discretion, purchase and maintain insurance for, among other persons, any indemnitee or any persons who are or were at the time directors, officers or employees of the Company, or of any other company in which the Company has a direct or indirect interest that is allied or associated with the Company, or of any subsidiary undertaking of the Company or such other company, against liability incurred by such persons in respect of any act or omission (save in respect of fraud or dishonesty) in the actual or purported execution or discharge of their duties or in the exercise or purported exercise of their powers or otherwise in relation to their duties, powers or offices in relation to the Company, subsidiary undertaking or any such other company.

Our Memorandum of Association may be amended with the approval of a majority of votes cast in respect of our outstanding common shares represented in person or by proxy and our amended and restated bye-laws may be amended by approval by not less than 75% of the votes cast in respect of our issued and outstanding common shares represented in person or by proxy.

Stockholders Rights Plan

On February 13, 2007, the Board adopted a stockholders rights agreement and declared a dividend of one preferred share purchase right to purchase one one-thousandth of a share of our Series A Participating Preferred Stock for each outstanding share of our common stock, par value $0.01 per share. The dividend was payable on February 27, 2007 to stockholders of record on that date. Each right entitles the registered holder to purchase from us one one-thousandth of a share of Series A Participating Preferred Stock at an exercise price of $115, subject to adjustment. We can redeem the rights at any time prior to a public announcement that a person has acquired ownership of 15% or more of the Company’s common stock.

This stockholders rights plan was designed to enable us to protect stockholder interests in the event that an unsolicited attempt is made for a business combination with, or a takeover of, the Company. We believe that the stockholders rights plan should enhance our Board’s negotiating power on behalf of stockholders in the event of a coercive offer or proposal. We are not currently aware of any such offers or proposals.

DESCRIPTION OF PREFERRED SHARES

Under our amended and restated bye-laws, our Board is authorized to attach to our undesignated shares such preferred, qualified or other special rights, privileges, conditions and restrictions as the Board may determine, with respect to, among other things, dividends, conversion, voting, redemption, liquidation and the number of shares constituting any series. The Board may allot our undesignated shares in more than one series and attach particular rights and restrictions to any such shares by resolution; provided, however, that the Board may not attach any rights or restrictions to our undesignated shares that would alter or abrogate any of the special rights attached to any other class or series of shares without such sanction as is required for any such alternation or abrogation unless expressly authorized to do so by the rights attaching to or by the terms of the issue of such shares. The issuance of preferred shares may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders. The issuance of preferred shares with voting and conversion rights may adversely affect the voting power of the holders of common shares.

The material terms of any series of preferred shares that we offer through a prospectus supplement will be described in that prospectus supplement.

Description of Preferred Share Purchase Rights

Each common share includes one Right, which we refer to as a Right, that entitles the holder to purchase from us a unit consisting of one-thousandth of a share of the Company’s Series A Participating Preferred Stock, or the Preferred Stock, at an exercise price of $115.00 per unit, or the Exercise Price, subject to specified adjustments. The Rights were issued pursuant to a preferred share purchase rights agreement dated February 13, 2007, or the Rights Agreement, and Computershare Shareowner Services LLC is the successor rights agent under the assigned Rights agreement, or the Rights Agent. Until a Right is exercised, the holder of a Right will have no rights to vote or receive dividends or any other shareholder rights.

The Rights may have anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our Board. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire us. Because our Board can approve a redemption of the Rights for a permitted offer, the Rights should not interfere with a merger or other business combination approved by our Board. We have summarized the material terms and conditions of the Rights Agreement and the Rights below. For a complete description of the Rights, we encourage you to read the Rights Agreement, which we have filed as an exhibit to the registration statement of which this prospectus is a part.

Detachment of the Rights

The Rights are attached to all certificates representing our currently outstanding common stock and will attach to all common stock certificates we issue prior to the Rights distribution date that we describe below. The Rights are not exercisable until after the Rights distribution date and will expire at the close of business on the tenth anniversary date of the adoption of the rights plan, unless we redeem or exchange them earlier as we describe below. The Rights will separate from the common stock and a Rights distribution date would occur, subject to specified exceptions, on the earlier of the following two dates:

•	the 10th day after public announcement that a person or group has acquired ownership of 15% or more of the Company’s common stock or

•

the 10th business day (or such later date as determined by the Board) after a person or group announces a tender or exchange offer which would result in that person or group holding 15% or more of the Company’s common stock.

Any person or group who acquires ownership of 15% or more of the Company’s common stock shall be deemed an “Acquiring Person,” but shall not include the Company, or anyone excepted from such definition in the Rights Agreement.

Persons who are the beneficial owner of 15% or more of the Company’s common stock on the effective date of the Rights Agreement are excluded from the definition of Acquiring Person, until such time as they acquire an additional 2% of our outstanding common stock for purposes of the Rights, and therefore until such time, their ownership cannot trigger the Rights. Specified “inadvertent” owners that would otherwise become an acquiring person, including those who would have this designation as a result of repurchases of common shares by us, will not become acquiring persons as a result of those transactions, as described in detail in the Rights Agreement.

Our Board may defer the Rights distribution date in some circumstances, and some inadvertent acquisitions will not result in a person becoming an acquiring person if the person promptly divests itself of a sufficient number of common shares.

Until the Rights distribution date:

•	our common stock certificates will evidence the Rights, and the Rights will be transferable only with those certificates; and

•	any new common share will be issued with Rights and new certificates will contain a notation incorporating the Rights agreement by reference.

As soon as practicable after the Rights distribution date, the Rights agent will mail certificates representing the Rights to holders of record of common shares at the close of business on that date. After the Rights distribution date, only separate Rights certificates will represent the Rights.

We will not issue Rights with any common shares we issue after the Rights distribution date, except as our Board may otherwise determine.

Flip-In Event

A “flip-in event” will occur under the Rights Agreement when a person becomes an Acquiring Person other than pursuant to certain kinds of permitted offers. An offer is permitted under the Rights Agreement if a person will become an Acquiring Person pursuant to a merger or other acquisition agreement that has been approved by our Board prior to that person becoming an Acquiring Person.

If a flip-in event occurs and we have not previously redeemed the Rights as described under the heading “Redemption of Rights” below or, if the Acquiring Person acquires less than 50% of our outstanding common stock and we do not exchange the Rights as described under the heading “Exchange of Rights” below, each Right, other than any Right that has become void, as we describe below, will become exercisable at the time it is no longer redeemable for the number of common shares, or, in some cases, cash, property or other of our securities, having a current market price equal to two times the exercise price of such Right.

When a flip-in event occurs, all Rights that then are, or in some circumstances that were, beneficially owned by or transferred to an Acquiring Person or specified related parties will become void in the circumstances the Rights Agreement specifies.

Flip-Over Event

A “flip-over event” will occur under the Rights Agreement when, at any time after a person has become an Acquiring Person:

•	we are acquired in a merger or other business combination transaction, other than specified mergers that follow a permitted offer of the type we describe above; or

•	50% or more of our assets or earning power is sold or transferred.

If a flip-over event occurs, each holder of a Right, other than any Right that has become void as we describe under the heading “Flip-In Event” above, will have the Right to receive the number of common shares of the acquiring company which has a current market price equal to two times the exercise price of such Right.

Antidilution

The number of outstanding Rights associated with our common stock is subject to adjustment for any stock split, stock dividend or subdivision, combination or reclassification of our common stock occurring prior to the Rights distribution date. With some exceptions, the Rights Agreement will not require us to adjust the Exercise Price of the Rights until cumulative adjustments amount to at least 1% of the Exercise Price. The Rights Agreement does not require us to issue fractional shares of our preferred shares that are not integral multiples of one-thousandth of a share, instead we may make a cash adjustment based on the market price of the common stock on the last trading date prior to the date of exercise.

Redemption of Rights

At any time until the date on which the occurrence of a flip-in event is first publicly announced, we may order redemption of the Rights in whole, but not in part, at a redemption price of $0.01 per Right. The redemption price is subject to adjustment for any stock split, stock dividend or similar transaction occurring before the date of redemption. At our option, we may pay that redemption price in cash or common shares. The Rights are not exercisable after a flip-in event if they are timely redeemed by us or until ten days following the first public announcement of a flip-in event. If our Board timely orders the redemption of the Rights, the Rights will terminate on the effectiveness of that action.

Exchange of Rights

We may, at our option, exchange the Rights (other than Rights owned by an Acquiring Person or an affiliate or an associate of an Acquiring Person, which have become void), in whole or in part. The exchange will be at an exchange ratio of one common share per Right, subject to specified adjustments at any time after the occurrence of a flip-in event and prior to any person other than us or our existing shareholders becoming the beneficial owner of 50% or more of our outstanding common shares for the purposes of the Rights Agreement.

Amendment of Terms of Rights

During the time the Rights are redeemable, we may amend any of the provisions of the Rights Agreement, other than by decreasing the redemption price. Once the Rights cease to be redeemable, we generally may amend the provisions of the Rights agreement, other than to decrease the redemption price, only as follows:

•	to cure any ambiguity, defect or inconsistency;

•	to make changes that do not materially adversely affect the interests of holders of Rights, excluding the interests of any Acquiring Person; or

•

to shorten or lengthen any time period under the Rights Agreement, except that we cannot lengthen the time period governing redemption or lengthen any time period that protects, enhances or clarifies the benefits of holders of Rights other than an Acquiring Person.

Stockholders Rights Agreement

Our Rights Agreement may have anti-takeover effects. The Rights exercisable under the Rights Agreement will cause substantial dilution to any person or group that attempts to acquire us without the approval of our Board. Please see “Description of Preferred Share Purchase Rights above.”

Transfer Agent

The registrar and transfer agent for our common shares is Computershare Shareowner Services LLC.

Listing

Our common shares are listed on the New York Stock Exchange under the symbol “NAT.”

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to this Registration Statement, or as an exhibit to a Securities Exchange Act of 1934, or Exchange Act, report that will be incorporated by reference to the Registration Statement or a prospectus supplement. We will refer to any or all of these reports as “subsequent filings.” The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

The following description of the terms of the debt securities sets forth certain general terms and provisions. The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement or supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

Neither indenture limits the amount of debt securities which may be issued, and each indenture provides that debt securities may be issued up to the aggregate principal amount from time to time. The debt securities may be issued in one or more series. The senior debt securities will be unsecured and will rank in parity with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness. Any such debt securities will be described in an accompanying prospectus supplement.

You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•

if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

•

the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•

if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•

if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•

if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered form;

•	any terms with respect to subordination;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the offered debt securities; and

•	the applicability of any guarantees.

Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We may issue senior debt securities under a senior debt indenture. These senior debt securities would rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We may issue subordinated debt securities under a subordinated debt indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•

the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities; or

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

(1) changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2) reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3) reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;

(4) waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5) makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6) makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7) waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities;

will be effective against any holder without his consent. Other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium when due;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•

default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the IRS a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in applicable subsequent filings, payments of principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•

the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

DTC is a member of the U.S. Federal Reserve System, a limited-purpose trust company under New York State banking law and a registered clearing agency with the Commission. Established in 1973, DTC was created to reduce costs and provide clearing and settlement efficiencies by immobilizing securities and making “book-entry” changes to ownership of the securities. DTC provides securities movements for the net settlements of the National Securities Clearing Corporation, or NSCC, and settlement for institutional trades (which typically involve money and securities transfers between custodian banks and broker/dealers), as well as money market instruments.

DTC is a subsidiary of The Depository Trust & Clearing Company, or DTCC. DTCC is a holding company established in 1999 to combine DTC and NSCC. DTCC, through its subsidiaries, provides clearing, settlement and information services for equities, corporate and municipal bonds, government and mortgage backed securities, money market instruments and over the-counter derivatives. In addition, DTCC is a leading processor of mutual funds and insurance transactions, linking funds and carriers with their distribution networks. DTCC’s customer base extends to thousands of companies within the global financial services industry. DTCC serves brokers, dealers, institutional investors, banks, trust companies, mutual fund companies, insurance carriers, hedge funds and other financial intermediaries—either directly or through correspondent relationships.

DTCC is industry-owned by its customers who are members of the financial community, such as banks, broker/dealers, mutual funds and other financial institutions. DTCC operates on an at-cost basis, returning excess revenue from transaction fees to its member firms. All services provided by DTC are regulated by the Commission.

The DTCC Board of Directors is currently composed of 17 directors serving one-year terms. Twelve directors are representatives of clearing agency participants, including international broker/dealers, custodian and clearing banks, and investment institutions. Three directors are from non-participants. The remaining two are the executive chairman and the president, and chief executive officer of DTCC.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement; or

•	currencies.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities or currencies at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities or currencies and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;

•	the number of rights issued to each shareholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more rights, purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the rights, purchase contracts, warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee		$27,300
Printing and engraving expenses	$	*
Legal fees and expenses	$	*
FINRA fee	$	*
NYSE Supplemental Listing Fee	$	*
Accounting fees and expenses	$	*
Miscellaneous	$	*
Total	$	*

*	To be provided by a prospectus supplement or as an exhibit to a report on Form 6-K that is incorporated by reference into this registration statement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Appleby (Bermuda) Limited with respect to matters of Bermuda law and by Seward & Kissel LLP, New York, New York, with respect to matters of U.S. law.

EXPERTS

The financial statements incorporated in this prospectus by reference from the Company’s annual report on Form 20-F for the year ended December 31, 2011, filed with the Commission on April 17, 2012, have been audited by Deloitte AS, an independent registered public accounting firm, as stated in their report, and have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file at the public reference room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the Commission and do not contain all of the information in the registration statement. The full registration statement may be obtained from the Commission or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the Commission’s Public Reference Room in Washington, D.C., as well as through the Commission’s website.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•

Annual Report on Form 20-F for the year ended December 31, 2011, filed with the Commission on April 17, 2012, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•	Report on Form 6-K filed with the Commission on May 22, 2012.

•	The description of our common stock set forth in our Registration Statement on Form 8-A, filed with the Commission on November 12, 2004, as amended.

•	The description of our preferred share purchase rights set forth in our Registration Statement on Form 8-A, filed with the Commission on February 14, 2007, as amended.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or any prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and subsequent filings. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or us at the following address:

Nordic American Tankers Limited

Attn: The Secretary

LOM Building

27 Reid Street

Hamilton HM 11

Bermuda

(441) 292-7202

http://www.nat.bm

Information provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm, and intend to furnish quarterly reports containing selected unaudited financial data for the first three quarters of each fiscal year. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section for the relevant periods. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rules of the New York Stock Exchange, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.